SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


                             OF


                  SIGNATURE MIDWEST, L.P.
                 (also known as North Oak)



                        By and Among



                        NCQ NORTH OAK, INC.,
                        as the Operating General Partner


                                and



                NATIONAL CORPORATE TAX CREDIT, INC.,
                     as the Special Limited Partner


                                and



                NATIONAL CORPORATE TAX CREDIT FUND,
                       a California limited partnership,
                       as the Limited Partner








                     Dated as of November 23, 1994








                         TABLE OF CONTENTS


ARTICLE                TITLE                         PAGE


1    Defined Terms                                      1


2    General                                           14


       2.1     Continuation of the Partnership         14
       2.2     Principal Office                        15
       2.3     Principal Place of Business; Resident
               Agent                                   15
       2.4     Term                                    15
       2.5     Purpose                                 15


3    Capital Contributions                             16


       3.1     Operating General Partner               16
       3.2     Withdrawal of Withdrawing General
                 Partner                               16
       3.3     Special Limited Partner                 16
       3.4     Limited Partner                         16
       3.5     Treatment of Other Advances             16
       3.6     Capital Accounts: Interest; Withdrawal  17
       3.7     Liability of Limited Partner and Special
                  Limited Partner                      17
       3.8     Housing Tax Credit Protection; Adjustment
                 of Interests                          17
       3.9     Default in Limited Partner Contribution 18


4    Compliance with Authority Requirements;
      Partnership Borrowings                           19


       4.1     Authority Requirements                  19
       4.2     Loans                                   19


5    Rights, Powers and Obligations of the
      Operating General Partner and Limitations
       Thereon                                         20


       5.1     Exercise of Management                  20
       5.2     Duties and Authority of Operating
                 General Partner                       22
       5.3     Delegation of Operating General Partner
                 Authority; Tax Matters Partner        22
       5.4     Lease, Conveyance or Refinancing of
                 Assets of the Partnership             24
       5.5     Restrictions on Authority               25
       5.6     Activities of Partners                  26
       5.7     Dealing with Affiliates                 26
       5.8     Indemnification and Liability of the
                 Operating General Partner
                 and Special Limited Partner           27
       5.9     Representations and Warranties          28
       5.10   Additional Covenants of Operating
                 General Partner                       29
       5.11   Maintenance of Net Worth                 29
       5.12   Obligation to Repair and Rebuild
                 Apartment Complex                     29


6    Certain Payments                                  30


       6.1     Development Fee                         30
       6.2     [Intentionally omitted]                 30
       6.3     Incentive Management Fee and
                 Resale Incentive Fee                  30


7    Accounting, Reports, Books,
      Bank Accounts and Fiscal Year                    30


       7.1     Bank Accounts                           30
       7.2     Books of Account; Fiscal Year           30
       7 3     Reports                                 31
       7.4     Other Reports                           32
       7.5     Tax Returns and Tax Treatment           32


8    Management Agent                                  33


       8.1     Designation of Management Agent         33
       8.2     Management Fee                          34
       8.3     Absence of Management Agent             34
       8.4     Rights of Special Limited Partner       34


9    Distributions; Allocations of Profits and Losses;
      Housing Tax Credits; Capital Accounts            35


       9.1     Profits, Losses and Housing Tax
                 Credits                               35
       9.2     Distribution and Application of Cash Flow
                 and Sale or Refinancing Transaction
                  Proceeds                             42


10  Transfer of Partner Interests                      44


      10.1    Assignment of Limited Partner and Special
                Limited Partner Interests              44
      10.2    Substituted Partners; Admission          44
      10.3    Assignees                                45


11  Withdrawal of Operating General Partner;
      New Operating General Partner                    46


      11.1    Withdrawal                               46
      11.2    Effect of Withdrawal; Election to
                 Continue Business                     47
      11.3    Continuation of Partnership              47
      11.4    Special Removal Rights                   48
      11.5    Additional Operating General Partner     50
      11.6    Amendment of Schedule and Agreement      50
      11.7    Survival of Liabilities                  50


12  Dissolution and Termination of the Partnership     50


      12.1    Events Which Cause a Dissolution         50
      12.2    Actions of Liquidating Agent
                 Upon Dissolution                      51
      12.3    Statements on Termination                51
      12.4    Priority on Liquidation; Distribution
                 of Non-Liquid Assets                  51
      12.5    Orderly Liquidation                      53
      12.6    No Goodwill Value                        53


13  Foreign Partners                                   53


      13.1    Certification of Non-Foreign Status      53
      13.2    Withholding of Certain Amounts Attributable
                  to Interests of Foreign Partners     53

14  Miscellaneous                                      54


      14.1     Law Governing                           54
      14.2     Durable Power of Attorney               54
      14.3     Counterparts                            55
      14.4     Separability of Provisions              55
      14.5     Address and Notice                      55
      14.6     Computation of Time                     56
      14.7     Titles and Captions                     56
      14.8     Entire Agreement                        56
      14.9     Agreement Binding                       56
      14.10    Parties in Interest                     56
      14.11    Amendments; Other Actions               56
      14.12    Survival of Representations,
               Warranties and Agreements               57
      14.13    Further Assurances                      57
      14.14    Remedies Cumulative                     57
      14.15    Attorneys' Fees                         57
      14.16    Meetings                                57
      14.17    Enforceability                          58
      14.18    Indemnification                         58








                  SIGNATURE MIDWEST, L.P.
                 (also known as North Oak)


SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP



       This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") of Signature Midwest, L.P.
(the "Partnership"), dated as of November 23, 1994, is by and among NCQ North Oak, Inc., a California corporation, as the Operating General Partner, National Corporate Tax Credit, Inc., a California corporation, as the Special Limited Partner, National Corporate Tax Credit Fund, a California limited partnership, as the Limited Partner, and NCQ Realty, Inc., a Delaware corporation, as the Withdrawing General Partner .


                         W I T N E S S E T H:


       WHEREAS, the Partnership was formed as a limited partnership under the laws of the State of Missouri pursuant to the Original Partnership Agreement (as defined below);
and


       WHEREAS, pursuant to the Investment Agreement (as defined below), the Special Limited Partner, the Limited
Partner, the Withdrawing General Partner and certain other parties entered into the Amended and Restated Agreement of Limited Partnership dated as of January 1, 1993 (the
"Amended Partnership Agreement"); and


       WHEREAS, the parties hereto desire to enter into this Second Amended and Restated Agreement of Limited Partnership (the "Agreement") to effect the (i) admission of the Operating General Partner to serve as the sole general partner, (ii) the withdrawal of the Withdrawing General Partner (subject to provisions of Section 3.2 hereof), (iii) convert the Interest of National Corporate Tax Credit, Inc., from that of an administrative general partner to that of a Special Limited Partner, (iv) the continuation of the Partnership, (v) the reallocation of Profits, Losses, credits and distributions of Cash Flow and other proceeds of the Partnership among the Partners, (vi) the respective rights, obligations and interests of the Partners to each other and to the Partnership, and (vii) certain other matters.


       NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree that the Amended Partnership Agreement is hereby amended and restated in its entirety to read as follows:


                           ARTICLE 1


                          DEFINED TERMS


              Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1. Certain additional defined terms may be set forth elsewhere in this Agreement. Each definition or pronoun herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.


       "Accountants" means such firm or firms of independent certified public accountants as may be engaged by the Operating General Partner with the Consent of the Special Limited Partner from time to time, and shall initially be Landsman, Frank & Sinclaire, 9595 Wilshire Boulevard, Suite 811, Beverly Hills, California 90212, telephone (310) 274-9922, and facsimile (310) 858-1640


       "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant
Fiscal Year, after giving effect to the following adjustments:


              (i) Crediting to such Capital Account all amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Sections 1.704-
2(g)(1 ) and 1.704-2(i)(5) of the Regulations; and


              (ii) Debiting from such Capital Account the items described in paragraphs (4), (5) and (6) of Section
1.704-1 (b)(2)(ii)(d) of the Regulations.


              The foregoing definition of Adjusted Capital
Account Deficit is intended to comply with the provisions of
Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.


       "Affiliate" of a specified Person means (i) any Person directly or indirectly controlling, controlled by or under common control with the Person specified, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of the Person specified, (iii) any officer, director, partner, trustee or member of the immediate family of the Person specified, (iv) if the Person specified is an officer, director, general partner or trustee, any corporation, partnership or trust for which that Person acts in that capacity or (v) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the outstanding voting securities or beneficial interests of any Person described in clauses (i) through (iv). The term "control" (including the term "controlled by" and "under common control within) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.


       "Agreement" means this Second Amended and Restated
Agreement of Limited Partnership, as it may be amended from time to time.


       "Amended Partnership Agreement" means the Amended and
Restated Agreement of Limited Partnership dated as of January 1, 1993.


       "Apartment Complex" means, collectively, the
Improvements and the Land on which the Improvements are located, and all related facilities (including all fixtures, appliances and personal property required in connection with the use, operation and maintenance thereof).


       "Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:


              (i) The initial Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;


              (ii) The Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Operating General Partner, with the Consent of the Special Limited Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;
(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of
Section 1.704-1 (b)(2)(ii)(g) of the Regulations; provided. however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Operating General Partner reasonably determines, with the Consent of the Special Limited Partner, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

              (iii) The Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and


              (iv) The Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations and Section 9.1D(vii) hereof; Provided. however, that Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Operating General Partner determines, with the Consent of the Special Limited Partner, that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).


              If the Asset Value of any asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv) hereof, such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.


       "Assignment" means a valid sale, exchange, transfer or other disposition of all or any portion of an Interest.
"Assignor" means a Partner who makes an Assignment and "Assignee" means a Person who receives an Assignment.


       "Authority" means (i) any applicable housing finance authority or other agency authorized to issue bonds or other evidence of indebtedness to finance residential housing development and (ii) the housing credit agency (as defined in Section 42(h)(7)(A) of the Code) of the State having jurisdiction over the Apartment Complex. To the extent applicable, Authority shall also mean any governmental body or agency having jurisdiction over the operations of the Apartment Complex.


       "Bankruptcy" or "Bankrupt" means, with respect to any Partner, such Partner making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Partner or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Partner, or the appointment of a receiver, liquidator, custodian or trustee for such Partner or a substantial part of such Partner's assets and, if any of the same occur involuntarily, the same not being dismissed, stayed or discharged within 60 days; or the entry of an order for relief against such Partner under Title 11 of the United States Code. A Partner shall be deemed Bankrupt if the Bankruptcy of such Partner shall have occurred and be continuing.


       "Break-Even Level" means, with respect to any period, the operation of the Apartment Complex such that the actual collected receipts on a cash basis (including government subsidies actually received during such period) by the Partnership of revenues from rental income from the Apartment Complex, at the required low-income rates, is sufficient to meet all operating obligations of the Partnership and the distribution described in Section 9.2A(iv) hereof. All such operating obligations will be computed on the accrual basis of accounting and include, without limitation, payments of principal and interest due on the Mortgage Note and any other loans encumbering the Apartment Complex and all other indebtedness of the Partnership (including unamortized repayment obligations of principal and interest on any loans outstanding, whether or not then due), real estate taxes, insurance premiums, accounting fees, mortgage insurance premiums (if any), management fees, reserves for repairs and replacements (which reserves shall require the Consent of the Special Limited Partner), reserves which have been required by any Lender or any Authority, reserves for all taxes or payments in lieu of taxes, capital expenditures to the extent not covered by insurance proceeds or releases from reserves, compliance monitoring fees charged by the Authority or any other Governmental Agency relating to allocation of the Housing Tax Credits and any other expenses which were incurred during that period. Real estate taxes, insurance premiums, accounting fees and all material costs and expenses which are seasonal, including, but not limited to, fuel or other utility costs, shall be annualized so as to reflect on a monthly basis the average of expenses so incurred. All rent concessions, rebates and other rental incentives shall be treated as operating obligations and spread over the term of the lease to which they apply. Without limiting the generality of the foregoing, the Partnership's revenues for purposes of determining Break-Even Level shall not include Capital Contributions, the proceeds of Partnership borrowings or loans, interest or any other income earned on investment of Partnership funds, casualty insurance proceeds or Sale or Refinancing Transaction Proceeds.


       "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:


              (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 9.1 D, 9.1 E and 9.1 F hereof, and the amount of all Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner;


              (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections
9.1 D, 9.1 E or 9.1 F hereof, and the amount of all liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;


              (iii) In the event all or a portion of an Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and


              (iv) In determining the amount of any
liability for purposes of subparagraphs (i) and (ii) hereof, there shall be taken into account Section 752(c) and any other applicable provisions of the Code and Regulations.


              The foregoing provisions and the other
provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1 (b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Special Limited Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or Partners) are computed in order to comply with such Regulations, the Special Limited Partner may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Sections 9.2 or 12.4 hereof upon the dissolution of the Partnership and after providing notice thereof to the Operating General Partner. The Special Limited Partner also shall, to the extent permitted by Section 1.704-1
(b)(2)(iv)(q) of the Regulations, (i) make all adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, and (ii) make all appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Section 1.704-1 (b) of the Regulations.


       "Capital Contribution" means the total amount of cash and the agreed fair market value of other property, if any, contributed to the Partnership by each Partner, including in accordance with Schedule A attached hereto. Any reference in this Agreement to the Capital Contribution of a then Partner shall include the contributions to the capital of the Partnership made by any predecessor in interest of such Partner.


       "Capital Note" means the portion of the Limited
Partner Contribution evidenced by a nonrecourse promissory note payable to the order of the Partnership and due upon the occurrence of certain conditions precedent, as more fully set forth in the Investment Agreement.


       "Cash Expenditures" means all disbursements of cash (excluding distributions pursuant to Section 9.2A hereof) determined on an accrual basis during the Fiscal Year (excluding distributions to Partners), including, without limitation, payment of operating expenses, payment of principal and interest of the Partnership's indebtedness (excluding payments of principal and interest of Voluntary Loans and Operating Loans), mortgage insurance premiums (if any), cost of repair, replacement and restoration of the Apartment Complex, amounts allocated to reserves by the Operating General Partner with the Consent of the Special Limited Partner, and the payment of the fees set forth in
Article 6 hereof. In addition, the net increase during the year in any escrow account or reserve maintained by or for the Partnership shall be considered a cash expenditure during the year. Cash Expenditures payable to Partners or Affiliates of Partners shall be paid after Cash Expenditures payable to third parties.


       "Cash Flow" means the excess of Cash Receipts over Cash Expenditures. Cash Flow shall be determined separately for each Fiscal Year or portion thereof.


       "Cash Receipts" means all cash receipts of the Partnership from whatever source derived other than from a Sale or Refinancing Transaction, including, without limitation, cash from operations, net insurance recoveries (other than proceeds from title insurance recoveries) and Capital Contributions. In addition, the net reduction in any year in the amount of any escrow account or reserve maintained by or for the Partnership shall be considered a cash receipt of the Partnership for such year. Notwithstanding the foregoing, Cash Receipts received within 30 days prior to the close of a Fiscal Year and intended for use in meeting the Partnership's obligations (including the cost of acquiring assets or paying debts or expenses) in the subsequent Fiscal Year may, in the discretion of the Special Limited Partner, be deemed to be received in such subsequent Fiscal Year.


       "Certificate" means the Original Certificate or any other instrument filed in the Filing Office as the Certificate of Limited Partnership of the Partnership in accordance with the Uniform Act, as amended from time to time.


       "Class" means a specific class or grouping of Partners (i.e., the General Partners or the Limited
Partner).


       "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.


       "Compliance Period" shall have the meaning provided in Section 42(i)(1) of the Code.


       "Consent of the Special Limited Partner" means the prior written consent or approval of the Special Limited
Partner.


       "Credit Period" means, with respect to Housing Tax
Credits, the period of ten taxable years beginning with the taxable year in which the Apartment Complex is placed in service or, at the election of the Special Limited Partner, the succeeding taxable year, provided that the Apartment
Complex is eligible for Housing Tax Credits as of the close of the first year of such period.


       "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Operating General Partner, with the Consent of the Special Limited Partner.


       "Development Fee" means the fee, if any, to be paid by the Partnership pursuant to the Operating Deficit and Rental Achievement Agreement.


       "Filing Office" means the Secretary of State or such other office in which certificates of limited partnership are properly filed under the Uniform Act as enacted in the State.


       "Final Determination" means (i) a decision of a court of competent jurisdiction from which no appeal is available,
(ii) a binding agreement between the Partnership and the IRS with respect to such issue, or (iii) a final ruling or administrative determination by the IRS.


       "Fiscal Year" means the twelve-month period which begins on the first day of January and ends of the thirty-first day of December of each calendar year (or ends on the date of final dissolution for the year in which the Partnership is wound up and dissolved).


       "Foreign Partner" means a Partner who at the time of acquisition of such Partner's Interest is a United States citizen or a resident alien of the United States and whose status subsequently changes to that of a non-resident alien of the United States.


       "Foreign Person" means a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, within the meaning of Sections 897 and 1445 of the Code.


       "Funding Period" means the three-year period commencing on the date that the Permanent Loan is funded.


       "General Partner" or "General Partners" means any or all Persons designated as General Partners in Schedule A, including, without limitation, the Operating General Partner and any Person or Persons who, at the time of reference thereto, have been admitted as additional or successor General Partners.


       "General Partner Priority" means the priority distribution due to the Operating General Partner in the amount of $1,540,238.

       "Governmental Agreements" means all agreements between the Partnership and any Authority with respect to the Apartment Complex and relating to insuring, supplementing, subsidizing, endorsing or otherwise affecting the Mortgage or the Apartment Complex and all such agreements with respect to bond financing secured by a Mortgage, including any regulatory agreement, Authority Insurance Obligation or Rental Assistance Contract.


       "Housing Tax Credits" means any low-income housing tax credits under Section 42 of the Code.


       "HUD" means the United States Department of Housing and Urban Development, or any successor federal agency.


       "Improvements" means those certain buildings containing 132 apartment units, and the ancillary and appurtenant facilities being constructed by the Partnership upon the Land.


       "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.


       "Investment Agreement" means the Investment
Agreement, dated as of January 1, 1993, among the Partnership, the Withdrawing General Partner, the Special
Limited Partner, the Limited Partner, and certain other parties, including all Exhibits and Schedules thereto.

       "Involuntary Withdrawal" means, as to any General
Partner, any Withdrawal caused by the death, adjudication of insanity or incompetence or Bankruptcy.


       "IRS" means the Internal Revenue Service.


       "Land" means that certain parcel of real property owned by the Partnership on which the Improvements are located in Dallas. Texas, the legal description of which appears as Exhibit A-1 to the Investment Agreement.


       "Lender" means any lender under any mortgage or deed of trust constituting the Mortgage .


       "Limited Partner" means National Corporate Tax Credit
Fund, A California Limited Partnership, and its successors and assigns.


       "Limited Partner Contribution" means the gross investment of the Limited Partner in the Partnership, a total equal to $769,061, plus any supplemental amounts paid in addition to that provided for in the Investment Agreement less any amounts paid to the Limited Partner pursuant to
Section 3.8A hereof.


       "Liquidating Agent" means that Person conducting and supervising the liquidation of the Partnership in accordance with the terms of Section 12.2 hereof.


       "Major Default" means the happening of any one of the events set forth under Section 1 1.4A hereof.


       "Majority in Interest" means with respect to each Class, those Partners holding more than one-half of the Interests held by such Class.


       "Management Agent" means the person approved by each Authority and selected to provide management services to the Apartment Complex from time to time in accordance with
Article 8 hereof.


       "Management Agreement" means the agreement between the Partnership and the Management Agent in connection with management of the Apartment Complex entered into pursuant to the authority granted by Article 8 hereof.


       "Mortgage" means any mortgage or deed of trust securing an indebtedness of the Partnership evidenced by a Mortgage Note and encumbering the Apartment Complex, as such indebtedness may be increased, decreased or refinanced in accordance with this Agreement and the Project Documents. Where the context permits, the term "Mortgage" shall include any mortgage, deed, deed of trust, note, regulatory agreement, security agreement, assumption agreement or other instrument executed in connection with a Mortgage Note which is binding on the Partnership; and in case any Mortgage is replaced or supplemented by any subsequent document, the term "Mortgage" shall refer to any such subsequent document.


       "Mortgage Note" means any promissory note held by a Lender evidencing indebtedness secured by a Mortgage.


       "NCMC" means National Capital Management Corporation, a Delaware corporation.


       "Nonrecourse Debt" has the meaning given to the term
"nonrecourse liability" in Section 1.704-2(b)(3) of the Regulations.


       "Nonrecourse Deductions" has the meaning set forth in
Section 1 .704-2(b)(1 ) of the Regulations. The amount of Nonrecourse Deductions for each Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Debt that are allocable to an increase in Partnership Minimum Gain, determined in accordance with the provisions of Section 1.704-2(c) of the Regulations.


       "Occupancy" means occupancy under leases (i) having a term of not less than six months (ii) under which full rental payments have commenced at rental rates which are consistent with the definition of "rent restricted unit" under Section 42(9)(2) of the Code, or at such other rental rates as may be prescribed under any applicable restrictions contained in the Project Documents, but in no event at rates which are less than 90% of those approved by the Special Limited Partner in writing, (iii) to tenants actually occupying the apartment unit and who meet the income requirements of Section 42(9) of the Code and (iv) on such other terms as are commercially reasonable and customary under residential apartment leasing practices observed in the area in which the Apartment Complex is located. An occupancy shall not be included in the determination of Rental Achievement unless and until each of the foregoing criteria has been complied with. Except for the calculation of "Occupancy" for purposes of determining whether the Partnership has attained Rental Achievement, a vacant unit will be included in the determination of Occupancy provided it was previously "Occupied" under all of the conditions set forth above and since the vacation thereof by the qualified tenants, it has continued to be available only as a "rent restricted unit within the definition of Section 42(9)(2) of the Code. With respect to Rental Achievement, "Occupancy" will not include any unit which is not physically occupied at the time of the determination by a tenant meeting all of the above-stated qualifications.


       "Operating Deficit" means, for any specified period of time, the amount by which the actual collected receipts on a cash basis (including government subsidies actually received during such period) by the Partnership of revenues from rental income from the Apartment Complex, at the required low-income rates, is less than the amount necessary to meet all operating obligations of the Partnership. Such operating obligations will be computed on the same basis and include those payments set forth under "Break-Even Level," above. Without limiting the generality of the foregoing, the Partnership's revenues for purposes of calculating any Operating Deficit shall not include Capital Contributions, the proceeds of Partnership borrowings or loans, interest or any other income earned on investment of Partnership funds, casualty insurance proceeds, or Sale or Refinancing Transaction Proceeds.


       "Operating Deficit and Rental Achievement Agreement" means that certain agreement between the Partnership, NCMC, the Limited Partner and the Special Limited Partner, of current date herewith.


       "Operating General Partner" means NCQ North Oak,
Inc., together with its permitted respective successors and assigns.


       "Operating Loans" means loans made to the Partnership pursuant to the Operating Deficit and Rental Achievement Agreement to fund Operating Deficits occurring during the Funding Period, which loans do not bear interest and are repayable only as provided in Article


       "Original Agreement" means the Agreement of Limited
Partnership of the Partnership dated December 30, 1991.


       "Original Certificate" means the Certificate of Limited Partnership for the Partnership, filed with the Filing Office on December 30, 1991.


       "Original Partnership Agreement" means, collectively, the Original Certificate and the Original Agreement.


       "Partner" or "Partners" means any or all of the General Partners and the Limited Partner.


       "Partner Nonrecourse Debt" has the meaning set forth in Section 1 .704-2(b)(4) of the Regulations.


       "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Section 1.704- 2(i)(2) of the Regulations and shall be determined in accordance with
Section 1.704-2(I)(3) of the Regulations.


       "Partner Nonrecourse Deductions" has the meaning set forth in Section 1 .704-2(I)(2) of the Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Fiscal Year equals the excess, if any, of the net increase, If any, in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent that such distributions are from the proceeds of such Partner Nonrecourse Debt which are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Section 1.704-2(i)(2) of the Regulations.


       "Partnership" means the limited partnership governed by this Agreement, as such Agreement may from time to time be amended or reconstituted.


       "Partnership Minimum Gain" has the meaning set forth in Section 1.704-2(d) of the Regulations.


       "Permanent Loan" shall have the meaning set forth in the Investment Agreement.


       "Person" means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.


       "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America National
Trust and Savings Association in Los Angeles, as its prime rate.


       "Profits" and "Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1 ) of the Code, as well as each item of income, gain, expense, deduction and loss of the Partnership for such year or period shall be included in taxable income or loss), with the following adjustments:


              (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;


              (ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as
Section 705(a)(2)(B) of the Code expenditures pursuant to
Section 1.704-1 (b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;


              (iii) Gain or loss resulting from any
disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Asset Value:


              (iv) In the event of a distribution of
Partnership assets to a Partner (whether in connection with a liquidation or otherwise), or in the event the Asset Value of any Partnership asset is adjusted upon the acquisition of an additional interest in the Partnership, unrealized income, gain, loss and deduction inherent in such distributed or adjusted assets (not previously reflected in Capital Accounts) shall be allocated pursuant to Section 9.1 hereof as if there had been a taxable disposition of such distributed or adjusted assets at fair market value:


              (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein; and


              (vi) Notwithstanding any other provision of this definition of Profits and Losses, any items that are allocated pursuant to Sections 9.1 D or 9.1 E hereof shall not be taken into account in computing Profits or Losses.


       "Project Debt" means all of the debt secured or contemplated to be secured by the Apartment Complex.


       "Project Documents" means the Governmental
Agreements, the Management Agreement, the Mortgage, the
Mortgage Note, and any other document related to the financing or operation of the Apartment Complex, as any such document may be amended from time to time.


       "Qualified Units" means those low-income apartment units in the Apartment Complex which meet the requirements of Section 42(i)(3) of the Code.


       "Regulations" means the Income Tax Regulations
(whether proposed, temporary or final) promulgated under the Code as such regulations may be amended from time to time
(including corresponding provisions of succeeding regulations).


       "Rental Achievement" means the date that all of the following conditions have been fulfilled: (i) the Apartment Complex shall have been placed in service on or before December 31, 1993; (ii) the funding of the permanent loan for the Apartment Complex shall have occurred: (iii) all Governmental Approvals specified in the Investment Agreement shall have been received; and (iv) (a) 90% Occupancy of the Apartment Complex by tenants who meet the income requirements of Section 42(q) of the Code and (b) the Partnership has attained Break-Even Level, in each case, for three consecutive months (which three-month period may commence as early as three months prior to the funding of the Permanent Loan as provided in Paragraph 2.3 of the Investment Agreement; Provided. however, that for purposes of determining Break-Even Level, operating obligations for said three-month period shall be deemed to include principal and interest due on the Permanent Loan as if the Permanent Loan had been funded) at rental rates which permit 100% of the apartment units of the Apartment Complex to qualify for the Housing Tax Credits. Notwithstanding anything contained herein to the contrary, Rental Achievement shall not occur unless the Partnership's basis in the Apartment Complex as of December 31, 1992, was greater than 10% of the reasonably expected basis of the Apartment Complex as provided in
Section 42(h)(1 )(E) of the Code.


       "Sale or Refinancing Transaction" means any of the following items or transactions not in the ordinary course of business: a sale, transfer, exchange or other disposition of all or substantially all of the assets of the Partnership, a condemnation of the Apartment Complex or any part thereof, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), the refinancing of any Mortgage Note or other indebtedness of the Partnership and any similar item or transaction; provided, however, that neither distributions which are deemed returns of capital for federal income tax purposes nor the payment of Capital Contributions shall be included within the meaning of the term "Sale or Refinancing Transaction."


       "Sale or Refinancing Transaction Proceeds" means all cash receipts of the Partnership arising from a Sale or Refinancing Transaction (including principal and interest received on a debt obligation received as consideration, in whole or in part, on a Sale or Refinancing Transaction) less the following: (i) the amount of cash paid or to be paid in connection with or as an expense of such Sale or Refinancing Transaction, and, with regard to damage recoveries or insurance or condemnation proceeds (other than for temporary loss of use), cash paid or to be paid for repairs, replacements or renewals resulting from damage to or partial condemnation of the affected property; and (ii) the amount necessary for the payment of all debts and obligations of the Partnership due upon the occurrence of the particular Sale or Refinancing Transaction.


       "Special Limited Partner" means National Corporate
Tax Credit, Inc., a California corporation, and its successors and assigns.


       "State" means the state in which the Apartment
Complex is located.


       "Subsequent Closing" shall have the meaning set forth in the Investment Agreement.


       "Substituted Partner" means any transferee of an Interest who is admitted to the Partnership as a successor partner.


       "Tax Matters Partner" means the Partner designated from time to time as the Tax Matters Partner of the Partnership pursuant to Section 5.3D hereof.


       "Unavoidable Events" means strikes, acts of God, governmental restrictions, severe or unusual shortages of labor or materials, enemy action, riot, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of a party. Lack of funds shall not be deemed a cause beyond the control of a party.


       "Uniform Act" means the Uniform Limited Partnership
Act, or its equivalent, as it may be adopted or amended from time to time by the State, or any successor statute governing the operation of limited partnerships.


       "United States Real Property Interest" means any direct or indirect interest in United States real property as defined in Section 897(c) of the Code and the Regulations promulgated thereunder.


       "Voluntary Loan" means a voluntary, unsecured interest-bearing loan by any Partner to the Partnership as described in Section 4.2 hereof.


       "Withdrawing" or "Withdrawal" (including the verb form "Withdraw" and the adjectival form "Withdrawn") means, as to the Operating General Partner, the occurrence of the death, adjudication of insanity or incompetence, Bankruptcy, dissolution or liquidation of such Partner, or the withdrawal, removal or retirement from the Partnership of such Partner for any reason, including any Assignment of its Interest and those situations when a General Partner may no longer continue as a General Partner by reason of any law or pursuant to any term of this Agreement.


       "Withdrawing General Partner" means NCQ Realty, Inc., who is hereby withdrawing from the Partnership.


                           ARTICLE 2


                            GENERAL


       2.1 Continuation of the Partnership.


              A. The Partnership shall be continued as a limited partnership pursuant to this Agreement. The name of the Partnership shall continue to be the name set forth at the beginning of this Agreement or such other name selected by the Operating General Partner, with the Consent of the Special Limited Partner, as may be acceptable to the Filing
Office.


              B. As soon after the execution of this
Agreement as is practicable, the Operating General Partner shall file this Agreement and/or a certificate related hereto in the Filing Office in accordance with the Uniform Act. The Operating General Partner shall from time to time take all such other actions as may be deemed to be necessary or appropriate, including the preparation and filing of such amendments to this Agreement and any other certificate, document or instrument as may be required under the laws of the State, to (I) effectuate and permit the continuation of the Partnership as a limited partnership under the laws of the State, (ii) enable the Partnership to do business in the State, and (iii) protect the limited liability of the Limited Partner and the Special Limited Partner under the laws of the State. The Partners shall execute such certificates, documents and instruments and take such other action as may be necessary to enable the Operating General Partner to fulfill their responsibilities under this Section
2.1 B. The power of attorney granted in Section 14.2 hereof may be exercised by the Special Limited Partner to effect the provisions of this Section 2.1 B. In the event the Operating General Partner fails to comply with this Section
2.1 B, the Special Limited Partner is authorized to do so on behalf of the Operating General Partner.


       2.2 Principal Office. The principal office of the Partnership shall be located at 50 California Street, Suite 3300, San Francisco, California 94111. The Operating General Partner may maintain such other offices on behalf of the Partnership in the State as they may from time to time deem advisable. The Partnership's books and records and other documents, agreements and information will be made available at its principal office in accordance with the Uniform Act. The principal office of the Partnership may be changed by the Operating General Partner, in which event prior written notice thereof shall be given by the Operating General Partner to all the other Partners.


       2.3 Principal Place of Business; Resident Agent. The principal place of business of the Partnership shall be at the location of the Apartment Complex. John S. Waugh, 245
One at Energy Square, 4925 Greenville Avenue, Dallas, Texas
75206, has been appointed the Partnership's resident agent for the service of process in the State.


       2.4 Term. The Partnership shall continue in full force and effect until the dissolution and termination of the Partnership pursuant to Article 12 hereof.


       2 . 5 Purpose.


              A. The specific business and purpose of the Partnership is investment in real property and the provision of low income housing through the construction, renovation, rehabilitation, operation (including conversion to cooperative or condominium form of ownership and the sale of apartment units, if permitted) and leasing of the Apartment Complex and any commercial space located therein, and in connection therewith, subject to and in accordance with the permission of each applicable Authority and all Governmental Agreements, to make and perform contracts and other undertakings and to engage in any and all activities and transactions as may be necessary or advisable in connection therewith, including, but not limited to, the purchase, transfer, mortgage, pledge and exercise of all other rights, powers, privileges and other incidences of ownership with respect to the Apartment Complex and to borrow or raise money without limitation as to amount or manner and to carry on any and all activities related to any of the foregoing.


              B. In order to carry out its business and purpose under Section 2.5A hereof and subject to the limitations set forth elsewhere in this Agreement, the Partnership is hereby authorized to:


                      (i) Acquire, renovate, rehabilitate,
own, maintain and operate the Apartment Complex;


                      (ii) Mortgage, refinance, lease,
transfer and exchange or otherwise convey and encumber, with the Consent of the Special Limited Partner (subject to the provisions of Paragraph 2.3 of the Investment Agreement), the Apartment Complex (including conversion to cooperative or condominium form of ownership and the sale of apartment units) in furtherance of any and all of the objectives of the business of the Partnership;


                      (iii) Enter into, perform and carry
out contracts of any kind necessary to, or in connection with or incidental to, the acquisition, renovation, rehabilitation, ownership, financing, maintenance and operation of the Apartment Complex, including, but not by way of limitation, any contracts with any Authority which may be desirable or necessary to comply with the requirements of such Authority, including any agreements relating to regulations or restrictions contained in any mortgages as to rents, sales, charges, capital structure, rate of return and methods of operation;


                     (iv) Rent dwelling units and commercial
space, if any, therein from time to time in accordance with applicable federal, state and local regulations, in such a manner so as to qualify for the Housing Tax Credits, collect the rents therefrom, pay the expenses incurred in connection therewith, and distribute the net proceeds to the Partners, subject to any requirements which may be imposed by any Authority; and


                     (v) Carry on any and all activities
incidental and appropriate to effectuate the purposes of the Partnership.


              C. The sole purpose of the Partnership is to acquire, own, hold, maintain, manage, operate, improve, sell, exchange, lease, dispose of and otherwise deal with the property, together with such other activities as may be necessary or advisable in connection with the ownership of the property. Notwithstanding anything contained herein to the contrary, the Partnership shall not engage in any business unrelated to the Apartment Complex and shall not own any assets other than those related to the Apartment
Complex and/or otherwise in furtherance of the purposes of the Partnership. The Partnership shall not incur any indebtedness other than the indebtedness related to the Apartment Complex and/or as otherwise herein provided. The
Partnership shall maintain its own separate books, records and accounts.


                               ARTICLE 3


                         CAPITAL CONTRIBUTIONS


       3.1 Admission of Operating General Partner. The
Operating General Partner is hereby admitted to the Partnership as the sole general partner hereof. The contribution of the Operating General Partner is set forth in Schedule A.


       3.2 Withdrawal of Withdrawing General Partner. The Withdrawing General Partner hereby withdraws from the Partnership. The Withdrawing General Partner acknowledges that it has no further interest in the Partnership and shall be deemed to have withdrawn as of the date hereof. Notwithstanding anything to the contrary, the withdrawal of the Withdrawing General Partner shall not reduce, modify or amend (i) the representations and warranties and covenants of the Withdrawing General Partner set forth in Section 11.4A hereof, the Operating Deficit and Rental Achievement Agreement or the Certificate of NCQ Realty, Inc., of even date herewith (the "NCQ Certification), or (ii) any other provision of the Operating Deficit and Rental Achievement Agreement (including without limitation, the Withdrawing General Partner's right to receive any Development Fee).


       3.3 Special Limited Partner. The Capital Contribution of the Special Limited Partner is set forth in Schedule A.


       3.4 Limited Partner. The Limited Partner Contribution is set forth on Schedule A and payment thereof shall be subject to and as provided in the Investment Agreement.


       3.5 Treatment of Other Advances. If any Partner or
Affiliate shall advance funds to the Partnership other than the amount of its Capital Contribution, the amount of such advance shall not be considered a contribution to the capital of the Partnership. Unless otherwise indicated to the contrary elsewhere in this Agreement, any such advance shall be considered a Voluntary Loan in accordance with
Section 4.2 below.


       3.6 Capital Accounts; Interest; Withdrawal. No Partner shall have the right to demand a return of its Capital Contribution, except as otherwise provided in this Agreement or as specifically provided in the Investment Agreement. No Partner shall have priority over any other Partner, either as to return of its Capital Contribution or as to Profits, Losses or distributions, except as otherwise specifically provided herein and in the Investment Agreement. Subject to the provisions of Section 3.8 and except as otherwise specifically provided herein or in the Operating Deficit and Rental Achievement Agreement, no General Partner shall be personally liable for the return of the Limited Partner Contribution, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership. No interest shall be paid on any Capital Account or Capital Contribution. No Partner shall have the right to demand or receive property other than cash for its Interest. Each of the Partners does hereby agree to, and does hereby, waive any right such Partner may otherwise have to cause any asset of the Partnership to be partitioned or to file a complaint or institute any proceeding at law or in equity seeking to have any such asset partitioned.


       3.7 Liability of Limited Partner and Special Limited Partner. Neither the Limited Partner nor the Special Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership, except as provided by law. The Limited Partner shall be liable only to make the Limited Partner Contribution as and when due under this Agreement and pursuant to the terms of Section 2.1 of the Investment Agreement.


       3.8 Housing Tax Credit Protection; Adjustment of
Interests.


              A. Except as provided in this Section 3.8A, in the event that the amount of the Housing Tax Credits available to or received by the Partnership in any taxable year prior to the termination of the Credit Period is less than $170,860 for any reason (including, without limitation, the rehabilitated portion of the Apartment Complex not being placed in service during 1993, a change in law or the failure of the Partnership to operate the Apartment Complex so as to have 100% of the apartment units therein eligible for the Housing Tax Credits), or if all or any part of the Housing Tax Credits for any year are subsequently recaptured, the Limited Partner Contribution shall be reduced by an amount equal to $0.4502 for each $1.00 of reduction and/or recapture of the Housing Tax Credits. Each remaining installment of the Limited Partner Contribution then outstanding shall be reduced, pro rata, so that the aggregate contributions, when made, will total the new amount of the Limited Partner Contribution. If the outstanding balance of the Limited Partner Contribution has been reduced to zero by reason of the aforesaid adjustments to the Limited Partner Contribution and/or payments previously made thereon or offsets applied thereto, then
(i) Cash Flow distributed to the Limited Partner pursuant to
Section 9.2A(iv) hereof shall be increased by $1.00 for each $1.00 by which the Housing Tax Credits finally allowed the Partnership (after the effect of any recapture) in any taxable year is less than $170,860 plus the amount of interest included as part of a recapture, and the amount distributable to the Operating General Partner pursuant to
Section 9.2A(v) shall be decreased by the same amount, and
(ii) the Sale or Refinancing Transaction Proceeds distributed to the Limited Partner pursuant to Section 9.2B(vii) shall be increased by $1.00 for each $1.00 (to the extent such adjustment is not fully taken into account in clause (i) above) by which the Housing Tax Credits finally allowed the Partnership (after the effect of any recapture) in any taxable year is less than $170,860 plus the amount of interest included as part of a recapture, and the amount distributable to the Operating General Partner pursuant to
Section 9.2B(viii) shall be decreased by the same amount. Notwithstanding the foregoing, but subject to Paragraph 2.2 of the Investment Agreement, for 1993 the Housing Tax Credits attributable to the Apartment Complex shall be prorated based on the actual Occupancy for the amount of time that the Apartment Complex is in service, and there shall be available to the Partnership in the year 2003, Housing Tax Credits in an amount equal to the excess of $170,860 over the prorated amount available in 1993. Notwithstanding anything contained above to the contrary, if the change in the law causing the recapture or reduction of Housing Tax Credits is such that compliance therewith is not within the reasonable control of the Operating General Partner and/or Management Agent, then the only adjustment shall be the adjustment of Sale or Refinancing Transaction Proceeds as contemplated above. For purposes of this Section 3.8A, Housing Tax Credits with respect to a taxable year shall be determined as available to or received by the Partnership (a) by good faith determination of the Accountants, or (b) as a result of a Final Determination.


              B. The Operating General Partner shall enter into a security agreement pursuant to which the Operating
General Partner will grant to the Limited Partner a first priority security interest in the collateral described therein as security for NCMC's obligations under the Operating Deficit and Rental Achievement Agreement. The
Operating General Partner will, at its expense, execute, acknowledge and deliver all such further instruments and assurances and take all such further actions as the Limited
Partner shall reasonably require in order to perfect the priority of such security interest.


              C. If all or a portion of the Limited Partner
Contribution is returned to it under Section 3.8A hereof, the Operating General Partner shall promptly file an amendment to this Agreement and/or the Certificate in the Filing Office reflecting such return as a reduction of the Limited Partner Contribution.


     3.9 Default in Limited Partner Contribution.


              A. The failure by the Limited Partner to make the timely payment of the entire amount of each installment of the Limited Partner Contribution when due, unless such failure is a result of the exercise of the remedies set forth in Section 3.8 hereof or as otherwise provided herein or in the Investment Agreement, shall constitute a default on behalf of the Limited Partner. Upon a default, the Operating General Partner shall have the right to demand that said default be cured, and upon the expiration of 45 days following notice of demand the Operating General
Partner shall have the right to remove the Special Limited
Partner and cause a reduction in the Limited Partner's interest in Profits and Losses and rights to receive cash from Operations, Sales or Refinancing Proceeds and the Housing Tax Credits collectively, the "Limited Partner's
Interest") for the Fiscal Year in which the default occurs and thereafter in the manner set forth in Section 3.9B hereof.


              B. In the event the Limited Partner's Interest is reduced in accordance with Section 3.9A hereof, the Limited Partner's Interest shall be reduced to an amount equal to the product obtained by multiplying such Limited Partner's Interest by 90% of a fraction the numerator of which shall be the Limited Partner Contribution actually made and the denominator of which shall be the aggregate Limited Partner Contribution which the Limited Partner is obligated to contribute to the Partnership pursuant to the terms of the Investment Agreement, reduced by any adjustments to the Limited Partner Contribution as provided herein or pursuant to the terms of the Investment Agreement. Any reduction in the Limited Partner's Interest pursuant to this Section 3.9 shall inure to the benefit of the Operating General Partner who may accept such Interest as either a General or a Limited Partner.

                              ARTICLE 4


               COMPLIANCE WITH AUTHORITY REQUIREMENTS;

                        PARTNERSHIP BORROWINGS


       4.1 Authority Requirements. The following provisions shall apply at all times: (I) each of the provisions of this Agreement shall be subject to, and the Operating General Partner covenants to act in accordance with, the Project Documents, the Investment Agreement and all applicable federal, state, and local laws and regulations; (ii) such documents, laws and regulations, as amended or supplemented, shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns; (iii) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect rent therefrom shall pass to any person who is not, or does not become, bound by the Governmental Agreements in a manner satisfactory to each Authority; (iv) no amendment of this Agreement shall affect the rights of any Authority under any of the Project Documents or the Investment Agreement without the prior written consent of such Authority; (v) any conveyance or transfer of title to all or any portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to any and all conditions, approvals and other requirements of the rules and regulations of any Authority applicable thereto; and (vi) the Operating General Partner shall at no time do or cause to be done any act directly or indirectly affecting the Apartment Complex except with the prior approval or pursuant to the requirements of each Authority and each Lender, if such approval is required.

       4.2 Loans. All borrowings by the Partnership shall be subject to the terms of this Agreement, the Project Documents, the Investment Agreement and applicable rules, regulations and directives of any Authority. To the extent borrowings are permitted they may be made from any source, including any Partner or an Affiliate thereof; Provided, however, that any borrowings from the Operating General Partner or its Affiliates shall be on arm's length terms and shall require the Consent of the Special Limited Partner. Except as may be otherwise specifically set forth in this Agreement, if any Partner or Affiliate thereof shall lend any monies to the Partnership, such loan shall be unsecured and the amount of any such loan shall not be an increase of such Partner's Capital Contribution nor affect in any way such Partner's share of the Profits and Losses or distributions of the Partnership. Any loan by a Partner or its Affiliate, other than an Operating Loan, shall be a Voluntary Loan, shall bear interest per annum at a rate equal to 2% in excess of the Prime Rate and shall be repayable as set forth in Article 9 hereof (to the extent permitted by each Authority); Provided, however, that any Voluntary Loan shall be made solely for the benefit of the Partnership. No Voluntary Loan by the Operating General Partner or its Affiliates may be made to the Partnership during the time that the Operating General Partner is obligated to make Operating Loans to the Partnership. The Operating General Partner shall have the option to buy any Voluntary Loan made by any other Partner for an amount equal to its original principal plus interest per annum at a rate equal to 2% in excess of the Prime Rate.


                           ARTICLE 5


           RIGHTS, POWERS AND OBLIGATIONS OF THE


        OPERATING GENERAL PARTNER AND LIMITATIONS THEREON


     5 .1 Exercise of Management.


              A. The overall management and control of the business, assets and affairs of the Partnership shall be vested in the Operating General Partner and, subject to the specific limitations and restrictions set forth in this
Article 5 and in Article 4 hereof, the Operating General Partner, in extension of and not in limitation of the powers given it by law, shall have full, exclusive and complete charge of the management of the business of the Partnership in accordance with its purpose stated in Section 2.5 hereof. The Limited Partner shall not take part in the management or control of the business of the Partnership or have authority to bind the Partnership.


              B. If at any time more than one Person
constitutes the Operating General Partner, then the Operating General Partner shall act by vote of a Majority in Interest of the Persons constituting the Operating General Partner, except where otherwise specified herein or as otherwise agreed by the Persons constituting the Operating General Partner upon notice to the Special Limited Partner and the Limited Partner.


              C. Any Operating General Partner, to the extent of its authorization, may from time to time, by an instrument in writing, delegate all or any of its powers or duties hereunder to another Operating General Partner. Such writing shall fully authorize such other Operating General Partner to act alone without requirement of any other act or signature of the delegating Operating General Partner, to take any action of any type and to do anything and everything which the delegating Operating General Partner may be authorized to take or do hereunder except insofar as said delegation may be limited to certain acts or activities; provided, however, that any such delegation shall not relieve the delegating Operating General Partner of its obligations or liabilities under this Agreement.


              D. Each obligation of the Operating General
Partner under this Agreement shall be the joint and several obligation of each Operating General Partner and each such obligation shall survive any withdrawal of an Operating
General Partner pursuant to Article 11 hereof .


     5.2 Duties and Authority of Operating General Partner.


              A. The Operating General Partner shall devote to the Partnership such time as may be necessary for the proper performance of the duties of the Operating General
Partner. The Operating General Partner shall have the fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The Operating General
Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The signature of an Operating
General Partner shall be needed on any instrument, document or agreement to bind the Partnership, and third parties may rely fully on any such instrument, document or agreement signed by the Operating General Partner. The Operating
General Partner is authorized and directed to:


                     (i) Take all action that may be
necessary or appropriate to carry out the purposes of the Partnership as described in this Agreement;


                     (ii) Make or cause to be made
inspections of the Apartment Complex and assure that the Apartment Complex is being properly maintained and necessary repairs are being made;


                     (iii) Prepare or cause to be prepared
in conformity with customary business practice all reports required to be furnished to the Partners or required by taxing bodies or other governmental agencies, including operations reports of the Apartment Complex and the financial statements and reports referred to in, and in accordance with the provisions of, Section 7.3 hereof;


                     (iv) Cause the property of the
Partnership at all times to be insured in a manner similar to other property of like kind in the same locality and in such amounts and on such terms as will fully and adequately protect the Partnership as determined in the good faith judgment of the Special Limited Partner (provided that such insurance must be in an amount at least sufficient to repair and rebuild the Apartment Complex under the circumstances and in the manner described in Section 5.12 hereof);


                     (v) Obtain and maintain in force or
cause to be obtained and maintained in force Worker's
Compensation Insurance and such other insurance as may be required by applicable law or governmental regulation;


                     (vi) Obtain and maintain in force or
cause to be obtained and maintained in force adequate public liability insurance, the amount of coverage of which shall require the Consent of the Special Limited Partner; and


                      (vii) Do all other things (subject to
the restrictions contained herein) that may be necessary or desirable in order properly and efficiently to administer and carry on the affairs, assets and business of the Partnership, including, but not limited to, the execution of all conveyances, deeds, notes, mortgages and other documents.


              B. The Operating General Partner shall operate the Apartment Complex and shall cause the Management Agent to manage the Apartment Complex in such a manner that the Apartment Complex will be eligible to receive all of the allocated Housing Tax Credits with respect to 100% of the apartment units in the Apartment Complex, as provided in Sections 42(b)(2)(B)(i) and (ii) of the Code, respectively. To that end, the Operating General Partner agrees, without limitation, to make all elections necessary under Section 42 of the Code (including those requested by the Special Limited Partner) to allow the Partnership or its Partners to claim the Housing Tax Credits, to enter into the extended low-income housing commitment required by Section 42(h)(6) of the Code, to operate the Apartment Complex and cause the Management Agent to manage the Apartment Complex so as to comply with the requirements of Section 42 of the Code, including Sections 42(9) and (i)(3) of the Code, and to make all certifications required by Section 42(1) of the Code.


              C. The Operating General Partner agrees that it shall prepare or cause to be prepared an annual budget in connection with the operations of the Apartment Complex for the succeeding Fiscal Year of the Partnership and shall deliver the same to the Special Limited Partner not later than November 1 of the Fiscal Year preceding the Fiscal Year to which such budget relates. Such budget shall not be adopted until the Special Limited Partner shall have approved the same in writing. If each such General Partner does not disapprove such proposed budget within 45 days after receipt, then such budget shall be deemed approved. Notwithstanding anything to the contrary contained herein, the Partnership shall not make any expenditure of funds, or commit to make any such expenditure, other than in response to an emergency, except as provided for in an annual budget so approved by the Special Limited Partner.


     5.3 Delegation of Operating General Partner Authority;
Tax Matters Partner.


              A. Except as otherwise provided herein and subject to Sections 5.4, 5.5 and 5.6 below, the Operating General Partner is hereby fully authorized to take any action of any type and to do anything and everything which a general partner of a limited partnership organized under the Uniform Act may be authorized to take or do thereunder, and specifically, without limitation of such authority, to execute, sign, seal and deliver in the name and on behalf of the Partnership:


                      (i) Any note, mortgage or other
instrument or document in connection with the Mortgage, the Mortgage Note or any Governmental Agreement, and all other agreements, contracts, certificates, instruments and documents required by any Authority and/or any Lender in connection therewith or with the acquisition, improvement, operation or leasing of the Apartment Complex or otherwise required by any Authority and/or any Lender;

                     (vii) Do ail other things (subject to
the restrictions contained herein) that may be necessary or desirable in order properly and efficiently to administer and carry on the affairs, assets and business of the Partnership, including, but not limited to, the execution of all conveyances, deeds, notes, mortgages and other documents.


              B. The Operating General Partner shall operate the Apartment Complex and shall cause the Management Agent to manage the Apartment Complex in such a manner that the Apartment Complex will be eligible to receive all of the allocated Housing Tax Credits with respect to 100% of the apartment units in the Apartment Complex, as provided in Sections 42(b)(2)(B)(i) and (ii) of the Code, respectively. To that end, the Operating General Partner agrees, without limitation, to make all elections necessary under Section 42 of the Code (including those requested by the Special Limited Partner) to allow the Partnership or its Partners to claim the Housing Tax Credits, to enter into the extended low-income housing commitment required by Section 42(h)(6) of the Code, to operate the Apartment Complex and cause the Management Agent to manage the Apartment Complex so as to comply with the requirements of Section 42 of the Code, including Sections 42(9) and (i)(3) of the Code, and to make all certifications required by Section 42(1) of the Code.


              C. The Operating General Partner agrees that it shall prepare or cause to be prepared an annual budget in connection with the operations of the Apartment Complex for the succeeding Fiscal Year of the Partnership and shall deliver the same to the Special Limited Partner not later than November 1 of the Fiscal Year preceding the Fiscal Year to which such budget relates. Such budget shall not be adopted until the Special Limited Partner shall have approved the same in writing. If each such General Partner does not disapprove such proposed budget within 45 days after receipt, then such budget shall be deemed approved. Notwithstanding anything to the contrary contained herein, the Partnership shall not make any expenditure of funds, or commit to make any such expenditure, other than in response to an emergency, except as provided for in an annual budget so approved by the Special Limited Partner.


     5.3 Delegation of Operating General Partner Authority;
Tax Matters Partner.


              A. Except as otherwise provided herein and subject to Sections 5.4, 5.5 and 5.6 below, the Operating General Partner is hereby fully authorized to take any action of any type and to do anything and everything which a general partner of a limited partnership organized under the Uniform Act may be authorized to take or do thereunder, and specifically, without limitation of such authority, to execute, sign, seal and deliver in the name and on behalf of the Partnership:


                     (i) Any note, mortgage or other
instrument or document in connection with the Mortgage, the Mortgage Note or any Governmental Agreement, and all other agreements, contracts, certificates, instruments and documents required by any Authority and/or any Lender in connection therewith or with the acquisition, improvement, operation or leasing of the Apartment Complex or otherwise required by any Authority and/or any Lender;


                     (ii) Any deed, lease, mortgage note,
bill of sale, contract or any other instrument purporting to convey or encumber the real or personal property of the Partnership;


                     (iii) Any rent supplement or leasing or
other contract or agreement providing for public or non-public financial assistance, directly or indirectly, to tenants of the Apartment Complex;


                     (iv) Any and all agreements, contracts,
documents, certificates and instruments whatsoever involving the acquisition, improvement, management, maintenance, leasing or operation of the Apartment Complex, including the employment of such Persons as may be necessary therefor; and


                     (v) Any and all instruments,
agreements, contracts, certificates and documents requisite to carrying out the intention and purpose of this Agreement, including, without limitation, the filing of all business certificates, this Agreement and all amendments thereto, and documents required pursuant to the Project Documents or by any Authority and/or any Lender in connection with any financing.


              B. Every contract, agreement, certificate, document or other instrument executed by the Operating General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that, at the time of the delivery thereof, the Partnership was in existence; secondly, that this Agreement had not been terminated or cancelled or amended in any manner so as to restrict such authority (except as shown in any instrument duly filed in the Filing Office); and thirdly, that the execution and delivery thereof was duly authorized by the Operating General Partner. Any Person dealing with the Partnership or the Operating General Partner may always rely on a certificate signed by the Operating General Partner:


                     (i) As to the identity of the Partners;


                     (ii) As to the existence or
nonexistence of any fact or facts which constitute conditions precedent to acts by any General Partner or are in any other manner germane to the affairs of the Partnership;


                     (iii) As to who is authorized to
execute and deliver any instrument, contract, agreement, certificate or document for the Partnership;

                     (iv) As to the authenticity of any copy
of this Agreement and amendments thereto; or


                     (v) As to any act or failure to act by
the Partnership or as to any other matter whatsoever involving the Partnership or the Apartment Complex.


              C. The Partners hereby consent to the exercise by the Operating General Partner of the powers conferred on it by this Agreement.


              D. All of the Partners hereby agree that the Operating General Partner shall be the Tax Matters Partner pursuant to the Code and in connection with any audit of the federal income tax returns of the Partnership; provided, however, that the Tax Matters Partner shall not have the authority to bind the Partnership or any of its Partners in connection with any audit of the federal income tax returns of the Partnership without the Consent of the Special Limited Partner, and if the Special Limited Partner is admitted as an administrative general partner, it shall become the Tax Matters Partner and further provided that if the Tax Matters Partner shall withdraw from the Partnership, become Bankrupt or be dissolved, the remaining General Partner shall thereafter be the Tax Matters Partner. If the Tax Matters Partner shall determine to litigate any administrative determination relating to federal income tax matters, it shall litigate such matter in such court as the Tax Matters Partner shall decide with the Consent of the Special Limited Partner. The Partnership shall indemnify the General Partners from and against any claim, liability and expense (including attorneys' fees it may incur in connection with its duties as Tax Matters Partner.


     5.4 Lease, Conveyance or Refinancing of Assets of the
Partnership.


              A. Except as may be otherwise expressly
provided in Section 4.1 hereof and elsewhere in this Agreement, the Operating General Partner, with the approval of each Authority (if required), is hereby authorized to sell, lease, exchange, refinance or otherwise transfer, convey or encumber all or substantially all of the assets of the Partnership; provided, however, that notwithstanding any other provision of this Agreement (other than Section 5.4B and Section 5.4C hereof) but subject to the provisions of Paragraph 2.3 of the Investment Agreement, the terms of any such sale, exchange, refinancing or other transfer, conveyance or encumbrance must receive the Consent of the Special Limited Partner and the consent of the Limited Partner before such transaction is consummated, except that neither the Consent of the Special Limited Partner nor the consent of the Limited Partner shall be required for the leasing of apartment units to tenants in the normal course of operations, the leasing of all or substantially all of the apartment units to a public housing authority at rents satisfactory to such authority or leases or concessions of facilities related to the operation of the Apartment Complex, and except that refinancing in accordance with the provisions of Paragraph 2.3 of the Investment Agreement shall only require the Consent of the Special Limited Partner which shall not be unreasonably withheld.


              B. Notwithstanding any provision of this Agreement to the contrary, the Special Limited Partner shall have the right at any time after the end of the fourteenth year of the Compliance Period to require, by notice to the Operating General Partner that the Operating General Partner submit a written request (the "Termination of the Extended Use Notice") to the housing credit agency to find a person to acquire the Partnership's interest in the low-income portion of the Apartment Complex pursuant to the provisions of the extended low-income housing commitment agreement entered into by and between the Partnership and such housing credit agency (the "Extended Use Agreement") and in accordance with the provisions of Section 42(h)(6) of the Code. If the Operating General Partner shall fail to submit the Termination of the Extended Use Notice within seven days of the Special Limited Partner's request therefor, then the Special Limited Partner shall have the right at any time thereafter to submit the Termination of the Extended Use Notice to such housing credit agency. If within one year of the housing credit agency's receipt of the Termination of the Extended Use Notice, the housing credit agency presents a "qualified contract", as said term is defined in Section 42(h)(6)(F) of the Code (hereinafter "Qualified Contract"), for the acquisition of the Apartment Complex, then the Operating General Partner shall cause the Partnership promptly to sell the Apartment Complex in accordance with the terms of said Qualified Contract.


              C. Notwithstanding any provision of this Agreement to the contrary, at any time after the later of:
(i) the end of the Compliance Period, or (ii) the expiration of one year after the date upon which the Termination of the Extended Use Notice was submitted to the housing credit agency (if such Notice was delivered prior to the end of the Compliance Period), the Special Limited Partner shall have the right to require, by notice to the Operating General Partner (the "Required Sale Notice"), that the Operating General Partner promptly use its best efforts to obtain a buyer for the Apartment Complex on the most favorable terms then obtainable. The Operating General Partner shall submit the terms of any proposed sale to the Special Limited Partner and the Limited Partner for their approval as provided in Section 5.4A hereof. If the Operating General Partner shall fail to so obtain a buyer for the Apartment Complex within twelve months of the Required Sale Notice or if the Special Limited Partner and/or the Limited Partner in its/their sole discretion shall withhold its/their consent to any proposed sale to such buyer, then the Special Limited Partner shall have the right at any time thereafter to obtain a buyer for the Apartment Complex on terms acceptable to the Special Limited Partner (but not less favorable to the Partnership than any proposed sale previously rejected by the Special Limited Partner). In the event that the Special Limited Partner so obtains a buyer, it shall notify the Operating General Partner and the Limited Partner in writing with respect to the terms and conditions of the proposed sale, and, provided the Limited Partner approves the terms of such sale, the Operating General Partner shall cause the Partnership promptly to sell the Apartment Complex to such buyer.


              D. A sale of the Apartment Complex prior to the end of the Compliance Period may only take place if the conditions of Section 42(j)(6) of the Code will be satisfied upon such sale either (i) by having the purchaser of the Apartment Complex post the required bond on behalf of the Partnership, or (ii) with the Consent of the Special Limited Partner, by having the Partnership post such bond.


              E . Notwithstanding anything contained herein to the contrary, the Operating General Partner shall have the right at any time prior to the closing of any sale pursuant to this Section 5.4 to purchase the Interests of the Limited Partner and the Special Limited Partner for a sum equal to 135% of the Limited Partner Contribution
(reduced by the amount of all prior distributions to the Limited Partner under Section 9.2B(vii) hereof). Upon consummation of such sale, the Special Limited Partner and the Limited Partner shall have no further right, title or interest in the Partnership.


       5.5 Restrictions on Authority. Notwithstanding any other provisions of this Agreement:


              A. No General Partner shall have authority to perform any act with respect to the Partnership and/or the Apartment Complex in violation of any applicable law or regulation, the Project Documents, the Investment Agreement, or any agreement between the Partnership and any Authority or any Lender, or to take any action which under the Uniform Act or this Agreement requires the approval, ratification or consent of some or all of the Partners without first obtaining such approval, ratification or consent, as the case may be.


              B. The Operating General Partner shall have no authority to do any of the following acts with respect to the Partnership and/or the Apartment Complex, except with the Consent of the Special Limited Partner (which consent shall not be unreasonably withheld with respect to the actions described in subparagraphs (i) and (vi) below) and the approval, to the extent required, of any Authority and any Lender:


                     (i) Acquire any real or personal
property (tangible or intangible) in addition to the Apartment Complex the aggregate value of which shall exceed
$15,000 (other than easements or similar rights necessary or appropriate for the operation of the Apartment Complex);


                     (ii) Become personally liable on or in
respect of, or guarantee, a Mortgage Note or a Mortgage or, except as otherwise contemplated in the Operating Deficit and Rental Achievement Agreement, or any other indebtedness of the Partnership;


                     (iii) Pay any salary, fees or other
compensation to the Operating General Partner or its Affiliates, except as authorized by Section 5.7, or Articles
6 and 8 hereof, or as otherwise specifically provided for in this Agreement;


                     (iv) Sell all or any portion of the
Apartment Complex or modify or refinance the Mortgage
(except as contemplated in Paragraph 2.3 of the Investment
Agreement) or incur any indebtedness for borrowed money except in accordance with Section 5.4 hereof;


                     (v) Terminate the services of the
Accountants or the Management Agent, or amend or modify any Project Document or the Investment Agreement; or


                     (vi) Make any capital improvement to
the Apartment Complex the aggregate value of which shall exceed $25,000 in any one year (other than in response to an emergency) .


       Notwithstanding anything contained in this Agreement to the contrary, the Operating General Partner shall have the right to refinance the Permanent Loan, or any replacement thereof, up to a maximum outstanding principal of $3,200,000, provided such new financing will be fully serviced at a debt coverage of not less than 120% of Net
Cash and the Net Cash of the Partnership for the preceding year was at least $400,000.


       5.6 Activities of Partners. It is understood that each General Partner is and will be engaged in other activities and occupations unrelated to the Partnership, and each General Partner shall be required to devote only so much of its time as shall be necessary to the proper conduct of the affairs of the Partnership. Any Partner may engage in and have an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operating, construction, rehabilitation, renovation, improvement, management and development of real property whether or not such real property is directly or indirectly in competition with the Apartment Complex; provided, however, that nothing herein shall be construed to relieve a General Partner of any of its fiduciary obligations with respect to the management of the Apartment Complex. Neither the Partnership nor any other Partner shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, regardless of the location of such real property and whether or not such venture was presented to such Partner as a direct or indirect result of its connection with the Partnership or the Apartment Complex.


       5.7 Dealing with Affiliates. Subject to the restrictions contained in this Agreement, the Operating General Partner may, for, in the name and on behalf of, the Partnership, enter into agreements or contracts for performance of services for the Partnership as an independent contractor with itself or its Affiliates and the Operating General Partner may obligate the Partnership to pay compensation for and on account of any such services; provided. however, that unless the terms of such compensation and/or services are specified in this Agreement, such compensation and services shall require the Consent of the Special Limited Partner, which consent shall not be unreasonably withheld provided such compensation shall be on terms not less favorable to the Partnership than if such compensation and services were paid to and/or performed by a Person who was not an Operating General Partner or an Affiliate thereof.


       5.8 Indemnification and Liability of the Operating
General Partner and the Special Limited Partner.


              A. The Partnership, its receiver or its
trustee, shall indemnify and hold harmless the Special Limited Partner, the Operating General Partner and their Affiliates from any liability, loss or damage incurred by them by reason of any act performed or omitted to be performed by them on behalf of the Partnership, including costs and reasonable attorneys' fees (which attorneys' fees may be paid as incurred) and any amount expended in the settlement of any claim of liability, loss or damage; provided. however, that (i) if such liability, loss or damage arises out of any action or inaction of any Affiliate, such action or inaction must have occurred while such party was engaged in activities which could have been engaged in by the Special Limited Partner or the Operating General Partner in its capacity as such; (ii) if such liability, loss or damage arises out of action or inaction of the Special Limited Partner or the Operating General Partner or their Affiliates, (a) such party(ies) must have reasonably determined, in good faith, that such course of conduct was in the best interests of the Partnership, (b) such party(ies) must have been acting on behalf of or performing services for the Partnership, and (c) such course of conduct must not have constituted fraud, negligence, misrepresentation, breach of this Agreement or misconduct by such party(ies); and (iii) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of any Partner. All judgments against the Partnership, the Special Limited Partner or the Operating General Partner or their Affiliates, wherein such party(ies) is/are entitled to indemnification, must first be satisfied from Partnership assets before such party(ies) is/are responsible for these obligations; provided, however, that notwithstanding the foregoing, in no event shall the Partnership be required to sell the Apartment Complex, or any part thereof or any interest therein which would result in a loss or recapture of Housing Tax Credits before the end of the Compliance Period to satisfy its indemnification obligation to the Special Limited Partner or the Operating General Partner or their Affiliates. The Partnership shall not pay for any insurance covering liability of the Special Limited Partner or the Operating General Partner or their Affiliates for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers' compensation, as would be customary for any person owning comparable assets and engaged in similar business, or from naming such party(ies) as additional insured parties thereunder, if such addition does not add to the premiums payable by the Partnership. Nothing contained herein shall constitute a waiver by the Limited Partner of any right which it may have against any party under federal or state securities laws nor a waiver of the fiduciary duty owed to it by the Special Limited Partner or the Operating General Partner or their Affiliates under common law. The provision of advances from the Partnership to the Special Limited Partner or the Operating General Partner or their Affiliates for legal expenses and other costs incurred as a result of a legal action potentially subject to indemnification is permissible if the following three conditions are satisfied: (x) the legal action relates to the performance of duties or services by such indemnified party(ies) on behalf of the Partnership; (y) the legal action is initiated by a third party who is not a Partner or an Affiliate: and (z) such indemnified party(ies) undertake in writing to repay to the Partnership the funds so advanced in cases in which they would not be entitled to indemnification hereunder. Notwithstanding anything to the contrary contained herein. in no event shall any indemnity under this Section 5.8A be applicable to any expenditure or obligation of the Special Limited Partner or the Operating General Partner or their Affiliates which is the subject of a separate obligation to or agreement with the Partnership or the Limited Partner by such party(ies).


             B. Notwithstanding the provisions of Section
5.8A hereof, the Special Limited Partner, the Operating General Partner and their Affiliates shall not be indemnified or held harmless from any liability, loss or damage incurred by them in connection with, and shall indemnify and hold harmless the Partnership and the other Partners from and against any liability, loss or damage incurred by them by reason of, (i) any liability of such party arising under or pursuant to the Investment Agreement, the Operating Deficit and Rental Achievement Agreement or any other Exhibit or Schedule to the Investment Agreement; or (ii) any claim or settlement involving allegations that federal or state securities laws associated with the offer and sale of an Interest were violated by such party(ies) unless: (a) the indemnitee is successful in defending such action on the merits of each count involving securities laws violations and such indemnification is specifically approved by a court of competent jurisdiction; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction and the court specifically approves such indemnification; or (c) a court of competent jurisdiction approves a settlement of the claims against the entity seeking indemnification involving securities law violations and specifically finds that indemnification of the settlement and related costs should be made. Any person seeking indemnification shall apprise the court as to the current position of the Securities and Exchange Commission, the California Commissioner of Corporations, and other applicable state securities administrators regarding indemnification for violations of securities law. Without limiting the generality of the foregoing, each Partner hereby waives, to the extent permissible under applicable law, all claims under any federal or state securities laws.


       5 . 9 Representations and Warranties. The Operating General Partner hereby represents and warrants to each of the other Partners that the following is true and accurate as of the date hereof and will be true and accurate on the date each installment of the Limited Partner Contribution is made to the Partnership:


              A. Organization and Authorization.


                    (i) Due Authorization. The execution and delivery of this Agreement by the Operating General Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate actions and proceedings, and will not violate or result in a breach of, or default under, any instrument or agreement to which the Operating General Partner is a party or is bound or to which its properties are subject, or any law, administrative rule, regulation or decree of any court, governmental body or administrative agency applicable to any of them or their respective properties. The Operating General Partner is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation and in the state where the Apartment Complex is located, with power to enter into this Agreement and to consummate the transactions contemplated hereby.


                    (ii) Enforceability. As of the date
hereof, this Agreement is binding upon and enforceable against the Operating General Partner and the Partnership, in accordance with its terms in all material respects, subject to (a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the rights of creditors generally, and (b) the possible unavailability of equitable remedies, such as specific performance.

              B. Consents Required. No consent, approval, or authorization of, or registration or declaration with, any federal, state or local governmental agency, authority or body is required in connection with the execution of this Agreement.


              C. Liens, Pledges or Encumbrances. The
Interests are not subject to any lien, pledge or encumbrance of any nature whatsoever.


              D. Litigation. There is no litigation, action, or, to the best knowledge of the Operating General Partner, after due inquiry, any proceeding, investigation or claim pending or threatened against or involving the Apartment Complex, the Partnership or the Operating General Partner or which questions the validity of this Agreement, and, to the best of the Operating General Partner's knowledge, after due inquiry, there is no fact or circumstance which could give rise to any such litigation, action, proceeding, investigation or claim. To the best of the Operating General Partner's knowledge, no statutory or other lien for taxes not yet due and payable, exists with respect to the Partnership, the Apartment Complex, the Operating General Partner, or any property of any of the foregoing. The Operating General Partner has not received any notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Apartment Complex: and the Operating General Partner has no reason to believe after due inquiry that any such taking, condemnation, betterment or assessment has been proposed or is under consideration.


          E. Agreements Affecting the Apartment Complex.


                     (i) Agreements Affecting Ownership or
Operation. There is no material contract or agreement, written or oral, affecting the ownership or operation of the Apartment Complex other than the Management Agreement, the Mortgage and the Governmental Agreements; and to the best of the Operating General's Partners knowledge, no party to any of such contract or agreement is (or, with notice or the passage of time or both, would be) in material default thereunder and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied by the date hereof have been satisfied in all material respects. There is no contract or agreement, written or oral, which would prohibit the prepayment of the Mortgage or restrict the refinancing, sale or other disposition of the Apartment Complex. Except for the Management Agent, no Affiliate of the Operating General Partner, except as set forth in the Partnership Agreement, is a party to any contract or agreement with the Partnership.

                     (ii) Default or Acceleration of
Obligations. To the best knowledge of the Operating General Partner, the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby, will not permit any party to the Mortgage or any other obligation evidenced as an exception in the Title Policy or any Bring Down Certificate to accelerate the payment thereof, to declare a default (or declare a default after giving notice or the passage of time or both), to require payment of any penalty or other charge, to alter, modify or amend any term thereof, or to impose any other requirement, restriction or charge of any kind on the Apartment Complex or the Partnership or the Operating General Partner therein. Without limiting the generality of the foregoing, no event has occurred which with the giving of notice, the passage of time or both would constitute a default under any of the Project Documents.


                     (iii Agreements Regarding Interests in
the Partnership. Except as contemplated hereby, neither the Partnership, the Operating General Partner, nor the Apartment Complex, is subject to any outstanding agreement with any third party pursuant to which any such party has or may acquire any interest in the Apartment Complex (other than the Mortgage), the Operating General Partner or the Partnership.


          F. Other Matters Affecting the Apartment Complex.


                     (i) Title to the Apartment complex. To
the best of the Operating General Partner's knowledge, the Partnership has and will continue to have, good record, insurable and indefeasible fee simple title to the Apartment Complex, free from all easements, rights-of-way, liens, security interests, encumbrances, defects and other title exceptions of any kind, except for the exceptions (the "Permitted Encumbrances) attached as Schedule 6 of the Investment Agreement. To the best of the Operating General Partner's knowledge, except for the Apartment Complex, the Housing Tax Credits, and the contractual rights referred to herein, the Partnership owns no other property, tangible or intangible, real or personal. All real estate taxes, personal property taxes, assessments, water and sewer charges and other municipal charges relating to the Apartment Complex, to the extent due and owing, have been paid in full.


                     (ii) Insurance. The amount of insurance
which will be maintained by the Partnership against a casualty loss (as defined in Section 42j)(4)(E) of the Code) with respect to the Apartment Complex will be the greater of (1 ) such amount which is sufficient to permit a replacement of the Apartment Complex within a reasonable period of time following any such casualty and (2) the sum of the Mortgage and the Capital Contribution. Each of said policies is in full force and effect, and all premiums due and payable thereunder have been paid.


                     (iii) Flood Plain Insurance. The
Apartment Complex either is not located in a federal flood plain (as such term is defined in HUD rules and/or regulations), or ,if it is located in a federal flood plain, the Operating General Partner has obtained prior to the date hereof, flood plain insurance, at no additional expense to the Limited Partner.


                     (iv) Fire Damage. The Apartment Complex
has not been damaged by fire or other casualty except for possible minor damage which has been fully repaired and restored prior to the date hereof.


                     (v) Utilities. All utility services
necessary for the operation of the Apartment Complex for its intended purpose, including water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities, are available at the boundaries of the Land and either reach the Land through adjoining public streets or if they pass through adjoining private land do so in accordance with valid, permanent, non-terminable public or private easements; there is no impediment or restriction with respect to connecting any utilities to the Improvements.


                     (vi) Roads. The roads providing access
to the Improvements have been completed.


                     (vii) Contractors and Liens. All
contractors and subcontractors have been paid all amounts due them to date. Neither the Operating General Partner nor, to the best knowledge of the Operating General Partner, the Partnership has made any contract or commitment, the performance of which could give rise to a lien against the Apartment Complex, except with a person or entity which has given a lien waiver with respect thereto.


          G. Administrative, Zoning and Environmental
Compliance.


                     (i) Compliance With Law. The operation
of the Apartment Complex complies with all applicable laws, rules, restrictions, orders and regulations of all governmental authorities in all material respects. All governmental certificates, authorizations, permits and licenses required to own, operate and occupy the Improvements (the "Governmental Permits") have been obtained, and true, complete and current copies thereof have been previously provided to the Limited Partner, a true, complete and current list of which is annexed hereto as
Schedule 8 of the Investment Agreement. No material violation of any requirement of any governmental authority exists with respect to the Improvements and the anticipated and actual use and operation thereof complies with applicable planning, building, zoning, environmental and other laws, ordinances, regulations and restrictive covenants affecting the Land. To the best knowledge of the Operating General Partner, after due inquiry, no notice of violation of any statute, code, law, ordinance, regulation, or permit has been noted or given by any governmental authority having jurisdiction over the development of the Apartment Complex which notice has not been heretofore complied with in all material respects, or the defects specified therein remedied to the satisfaction of the governmental authority, or both.


                    (ii) Environmental Compliance. To the
best of the Operating General Partner's knowledge, the Apartment Complex is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Apartment Complex including, but not limited to, soil and groundwater conditions. To the best of the Operating General Partner's knowledge, no Hazardous Substance has been used, generated, manufactured, stored or disposed of on, under or about the Apartment Complex or transported to or from the Apartment Complex. The term Hazardous Substance" means any substance defined as a hazardous substance, hazardous material, hazardous waste, toxic substance or toxic waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et sea.; the Hazardous Materials Transportation Act, as amended, 39 U.S.C. Section 1801 et sea.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et sea.; or any similar applicable state or local law; or in any regulation adopted or publication promulgated pursuant to any said law. In connection with the acquisition of the Apartment Complex, the Partnership undertook appropriate inquiry into the previous ownership and uses of the Land and the Apartment Complex consistent with good commercial practice and such inquiries were believed to be reasonably sufficient for the Partnership to successfully establish an innocent landowner defense pursuant to Section 101(35) of CERCLA. Further, the Operating General Partner nor any of its affiliates has given any waiver or release of liability pursuant to CERCLA or any of the aforementioned statutes or any similar applicable state or local law to any person or entity in the chain of title of the Land or the Apartment Complex. The Operating General Partner hereby agrees to indemnify and hold harmless the Limited Partner, the Special Limited Partner, the Partnership and their respective partners, directors, officers, employees and agents, from and against any and all liability, including all foreseeable and unforeseeable consequential damages, including, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of all closure and other required plans, whether such action is required or necessary prior to or following the Closing, directly or indirectly arising out of the use, generation, manufacture, storage or disposal of Hazardous Substance on, under or about the Apartment Complex by the Operating General Partner or its agents, contractors or employees. Nothing herein shall impose any liability on any other person, corporation, officer, director, shareholder, agent or employee of the parties providing such indemnification.


                    (iii) Default. Neither the Operating
General Partner nor the Partnership is in default with respect to any law, administrative rule, regulation, judgment, decision, order, writ, injunction, decree or demand of any court or any governmental authority, and the consummation of the transactions contemplated herein will not conflict with, or constitute a breach of or default under, any of the foregoing or any agreement or instrument applicable to the Partnership, the Operating General Partner or the Apartment Complex.


                     (iv) Regulatory Scheme. The Apartment
Complex is not subject to any federal, state or local regulatory scheme, other than as will be provided for in the Governmental Agreements, which does not generally affect all rental properties in the locality in which the Apartment Complex is located.


              H. Absence of Undisclosed Liabilities. Except for liabilities and obligations of the Partnership in connection with the Investment Agreement, the Mortgage or arising in the ordinary course of business, none of which individually or in the aggregate are materially adverse. and except for liens for taxes not yet due, the Partnership does not have, and none of its assets is subject to, any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise. There is no fact known to the Operating General Partner which might reasonably serve as the basis, in whole or in part, for the assertion of any material liability or obligation against the Partnership. The Operating General Partner has not lent or otherwise advanced any funds to the Partnership other than its Capital Contribution and the Partnership has no unsatisfied obligation to make any payment of any kind to the Operating General Partner or its Affiliates outstanding as of the date hereof.


              1. Housing Tax Credits. For purposes of
Housing Tax Credits and Section 42 of the Code, the
Partnership elected under Section 42(f)(1 ) of the Code to have the Credit Period with respect to each building in the Apartment Complex commence with the 1993 taxable year of the Partnership.


              J. Qualified Nonrecourse and Commercial
Financing; Fees.

                     (i) All of the Project Debt is
nonrecourse as to the Partnership and no person has any personal liability with respect to such Project Debt (excluding for this purpose, however, any form of credit enhancement provided by a financial institution which is not a "related person" (as defined in Section 465(b)(3)(C) of the Code) with respect to the Partnership, any of its Partners or any of its former partners). None of the Project Debt is convertible;

                     (ii) Each component of the Project Debt
(i) represents a loan from a federal, state or local government or instrumentality thereof, or is guaranteed by a federal state or local government, or (ii) is borrowed from a person or entity which is actively and regularly engaged in the business of lending money and which is not (1 ) a "related person" (as defined in Section 49(a)(1 )(D)(v) of the Code) with respect to the Partnership or any of its present or former Partners, (2) a person or entity from which the Partnership acquired the Land or the Apartment Complex, (3) a person or entity which has received or will receive a fee with respect to the Partnership's investment in the Apartment Complex, or (4) a "related person" (as defined in Section 49(a)(1 )(D)(v) of the Code) with respect to any person or entity described in the foregoing clause
(2) or (3);


                     (iii) Each component of the Project
Debt which does not represent a loan from a federal, state or local government or instrumentality thereof (or a loan guaranteed by a federal, state or local government) is borrowed from a "qualified person" (as defined in Section 49(a)(1)(D)(iv) of the Code) and constitutes "qualified commercial financing" (as defined in Section 49(a)(1)(D)(ii) of the Code) as modified by Section 42(k) of the Code and qualified nonrecourse financing" (as defined in Section 465(b)(6)(B) of the Code), in each case with respect to the Partnership, each of its Partners and each of its former partners; and


              K. Prior Activities. The Operating General
Partner has not sought the protection of or been subject to any proceeding under any bankruptcy or insolvency or debtor's relief provision of state or federal law. Neither the Operating General Partner nor any Affiliate has ever been indicted for any criminal activity, including criminal fraud or for any similar crime, or had a complaint filed against it alleging violation of any anti-fraud provision of state or federal securities law or alleging violation of any registration or reporting provision of state or federal securities law, nor has any such person or entity ever had a judgment rendered against it as a defendant (or admitted to liability) in any action based upon civil fraud or misrepresentation.


              L. Untrue or Misleading Statements. The
documents delivered to the Limited Partner and/or the Special Limited Partner or annexed to the Investment Agreement as Exhibits or Schedules constitute true, correct and complete copies of the instruments which they purport to be, and, with respect to each of such documents, to the best knowledge of the Operating General Partner, there is no other document of the same sort or amendment or other related agreement which has been executed by the parties thereto. To the best knowledge of the Operating General Partner, no fact necessary to make the information and statements contained in this Section 5.9 not misleading in any material respect has been omitted therefrom, and no material fact concerning the Apartment Complex or the Operating General Partner has been withheld from the Limited Partner and/or the Special Limited Partner. All of the covenants, representations and warranties contained herein shall survive the date hereof and the Subsequent Closing.


              M. Scope of Representations. The Limited
Partner's due diligence review of the Apartment Complex, the Partnership and the Operating General Partner shall not diminish the scope or enforceability of any of the foregoing representations and warranties, except in the event of actual knowledge of the Special Limited Partner or the Limited Partner of any inaccurate representation, warranty or statement of fact prior to the date hereof.


              N. Subsequent Closing. In addition to the conditions set forth in Paragraph 3.6 of the Investment Agreement, the Operating General Partner shall deliver a certificate, dated as of the Subsequent Closing Date, certifying on behalf of itself and the Partnership, that the representations and warranties set forth above continue to be true, correct and in force as of such date.


       5.10 Additional Covenants of Operating General Partner. The Operating General Partner shall permit the Special Limited Partner, the Limited Partner and their respective representatives to have access to the Apartment Complex at all reasonable times during normal business hours and to examine all agreements and plans and specifications and shall deliver copies and such reports as may reasonably be required by the Special Limited Partner. The Operating General Partner shall promptly provide the Special Limited Partner and the Limited Partner with copies of all correspondence, notices and reports sent pursuant to and received under the Project Documents or from any Authority with respect to the Apartment Complex, together with copies of all other correspondence which a prudent investor would wish to examine in connection with a similar transaction.


       5.11 Maintenance of Net Worth. The Operating General
Partner represents that it has a net worth sufficient to allow the Partnership to be treated as a partnership pursuant to the Code, the Regulations and advance ruling requirements. The Operating General Partner covenants that it will maintain sufficient net worth to meet the net worth test of Internal Revenue Service advance ruling requirements.


       5.12 Obligation to Repair and Rebuild Apartment Complex. With the approval of any Lender and any Authority, if such approval is required, all insurance proceeds received by the Partnership due to fire or other casualty affecting the Apartment Complex will be utilized to repair and rebuild the Apartment Complex in accordance with Section 42(j)(4)(E) of the Code and to the extent required by any Lender and any Authority and thereafter to the extent any amount remains as a Cash Receipt.


                             ARTICLE 6


                           CERTAIN PAYMENTS


       6.1 Development Fee. The Partnership shall pay NCMC and the Withdrawing General Partner, as their interests may appear, the Development Fee.
       6.2 [Intentionally omitted.]


       6.3 Incentive Management Fee and Resale Incentive Fee. Subject to Section 9.1F(ii), it is intended that (i) the amounts distributable to the Operating General Partner pursuant to Sections 9.2A(v) and (vi) constitute an incentive management fee, and (ii) the amounts distributable to the Operating General Partner pursuant to Sections 9.2B(vi), (viii) and (ix) constitute a resale incentive fee. Such fees shall not be treated as distributions to the Operating General Partner with respect to its Interest in the Partnership.

                            ARTICLE 7


                   ACCOUNTING, REPORTS, BOOKS,


                  BANK ACCOUNTS AND FISCAL YEAR


       7.1 Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institutions authorized to do business in the State or such other states as permitted by each Authority and as the General Partners shall determine. The Partnership's funds shall not be commingled with the funds of any other Person and shall not be used except for the business of the Partnership. All deposits (including security deposits and other funds required by any Authority or Lender to be placed in escrow and other funds not needed in the operation of the Partnership's business) shall be deposited, to the extent permitted by each Authority or Lender, in interest-bearing accounts or invested in obligations of or guaranteed by the United States. any state thereof, or any agency, municipality or other political subdivision of any of the foregoing, commercial paper (investment grade), certificates of deposit and time deposits in commercial banks with capital in excess of $50,000,000 and in mutual (money market) funds investing in any or all of the foregoing; provided, however, that any funds required to be placed in escrow by any Authority or Lender shall be controlled by such Authority or Lender and the General Partners shall not be permitted to make any withdrawal from such funds without the express written consent of such Authority or Lender to the extent required.


       7.2 Books of Account; Fiscal Year. Complete and accurate books of account, in which shall be entered, fully and accurately, each and every transaction of the Partnership, shall be kept or caused to be kept by the Operating General Partner. The books shall be kept on an accrual basis of accounting. All of the Partnership's books of account, together with an executed copy of this Agreement and copies of such other instruments as the General Partners may execute hereunder. including amendments thereto, shall at all times be kept at the principal office of the Partnership and shall be available during normal business hours for inspection and copying by any Partner or its duly authorized representative or, at the expense of any Partner, for audit by such Partner or its duly authorized representative.


       7.3 Reports.


              A. The Operating General Partner shall, within five days after the Operating General Partner has notice of the occurrence of any of the following specified events occurs, notify the Limited Partner of any correspondence from the Authority relating to or referencing the Housing Tax Credits, any change made or proposed to the allocation of Housing Tax Credits or any notice of audit by the Authority or other Governmental Agency, any material cost overruns in the rehabilitation of the Apartment Complex, any material damage to or change in the rehabilitation of the Apartment Complex, any notice of default under the Mortgage, breach of any Governmental Agreement or Project Document, any non-payment of taxes, the filing of any lien against the Apartment Complex, or non-compliance with any federal, state, or local law, ordinance, or regulation, commencement or termination of any lawsuit against the Partnership or any of its property, cancellation or non-renewal of any insurance, cancellation or non-renewal of any subsidy agreement, any material change to the Project Documents, any extraordinary item charges or credits or any other material charges or credits to income of an unusual nature or any material provisions for loss, any other circumstance which, either in amount or time or otherwise materially affects the business of the Partnership or the interest of the Partners or the Housing Tax Credits, or any occurrence that would cause any representation or warranty of the Operating General Partner herein to become inaccurate in any material respect.


              B. Within 30 days after the end of each
calendar month, the Operating General Partner shall have prepared and shall deliver to each of the Partners a detailed income and expense statement and occupancy report/updated rent roll for such month.


              C. Within 45 days after the end of each of the first three quarters of each Fiscal Year, the Operating General Partner shall have prepared and shall deliver to the other Partners, commencing with the first quarterly period ending after the Closing Date, a balance sheet and statements of income (or loss) and Cash Flow for, or as of the end of, such quarter in such form and substance as the Special Limited Partner shall reasonably request so as to facilitate the Limited Partner's filings with the Securities and Exchange Commission and any other filings required by law, none of which need be audited unless required by law, together with a report of other pertinent information regarding the Partnership and its activities during such quarter, including, but not limited to, a statement of the amount of all fees and other compensation paid by the Partnership during such quarter to the Operating General Partner or any of their Affiliates. All such balance sheets, reports and statements provided pursuant to this Section 7.3C, other than the statement of Cash Flow shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall accurately reflect the information contained on the Partnership's books and records.


              D. Within 30 days after the end of each six-month fiscal period, the Operating General Partner shall send to the other Partners preliminary drafts of (i) the balance sheet of the Partnership as of the end of such six-month fiscal period and statements of income (loss), Partners' equity and cash flow of the Partnership for such six-month fiscal period, all of which shall be prepared in accordance with generally accepted accounting principles, consistently applied, and, with respect to each fiscal period that also corresponds to the end of a Fiscal Year, shall be accompanied by an audit report of the Accountants containing an unqualified opinion of the Accountants, and (ii) a statement of Cash Flow for such fiscal period (which need not be audited), showing distributions in respect of such fiscal period, which statement shall identify distributions from (a) Cash Flow generated during the fiscal period, (b) Cash Flow generated during the immediately preceding comparable fiscal periods,
(c) proceeds from the disposition of property and investments, and (d) reserves and other sources. The Operating General Partner shall send final drafts of each of the aforementioned statements to the other Partners within 60 days after the end of six-month fiscal period.


              E. If the Operating General Partner shall fail, for any reason, to deliver to the other Partners when due any of tax returns and schedules thereto and/or the annual financial statements required pursuant to this
Section 7.3 and/or Section 7.5 hereof, the Operating General Partner shall pay the Limited Partner, as liquidated damages for such failure, an amount equal to $50.00 for each day that elapses after the third business day following the respective due date and notice from the Special Limited Partner of such failure until such information or statements have been delivered to the other Partners. Such payments shall not be deemed to be either a Capital Contribution or a loan from the Operating General Partner and neither the Partnership nor any other Partner shall be under any obligation to repay any such amount paid by the Operating General Partner. Notwithstanding anything contained in this
Section 7.3E to the contrary, no damages shall be payable with respect to the reports and statements for the Fiscal Year 1993. Further, no damages shall be payable by the Operating General Partner if the Administrative General Partner selects the Accountants and the Operating General Partner has delivered or made available, in a timely manner, all information needed by the Accountants to prepare the reports and statements.


       7.4 Other Reports. The Operating General Partner shall from time to time submit to the Partners such other written reports and information regarding the operations of the Partnership as may be reasonably required by the Limited Partner to satisfy its reporting requirement to its partners or governmental authorities. In addition, the Operating General Partner shall provide the Special Limited Partner and the Limited Partner with copies of all information, reports, and filings pertaining to the Housing Tax Credits and/or the "qualified basis" (as defined in Section 42 of the Code) of the Apartment Complex. The Operating General Partner shall provide to the Partners by November 30 of each Fiscal Year an estimate of each Partner's share of Profits and Losses for federal and state income tax purposes for such Fiscal Year. The Limited Partner shall be entitled to receive a list of all limited partners of the Partnership.


       7.5 Tax Returns and Tax Treatment.


              A. The Operating General Partner shall, for each Fiscal Year, file on behalf of the Partnership a United States Partnership Return of Income within the time prescribed by law for such filing. The Operating General Partner shall also file on behalf of the Partnership such other tax returns and other documents from time to time as may be required by the federal government or by any state or any subdivision thereof. All tax returns shall be prepared by the Accountants.


              B. The Operating General Partner shall send to the other Partners such tax information, including, without limitation, a copy of Schedule K-l, as shall be reasonably necessary for inclusion by the Limited Partner and the Special Limited Partner in their federal income tax returns and required state income tax and other tax returns. The Operating General Partner shall send this information to the Special Limited Partner for its review and approval within 45 days after the end of each Fiscal Year. The Special Limited Partner shall have the right to review and approve such information prior to the filing of the related tax returns with the appropriate taxing authority. At such time as the Operating General Partner has received the Consent of the Special Limited Partner to the tax returns, the Operating General Partner shall promptly file final tax returns and simultaneously provide the Special Limited Partner with evidence of filing.


              C. If the Special Limited Partner disapproves the tax return and/or Schedule K-l in a timely fashion, the Special Limited Partner and the Operating General Partner shall proceed in good faith to attempt to resolve any item in dispute and the Operating General Partner shall file any necessary requests for extensions of time to file the return. If prior to the expiration of the last available extension, the Special Limited Partner and the Operating
General Partner cannot agree on the resolution of such disputed item or items, then the tax return shall be filed as requested by the Special Limited Partner, in which event the Special Limited Partner shall not be entitled to any indemnification for such item(s) notwithstanding anything contained in this Agreement to the contrary.



                             ARTICLE 8


                          MANAGEMENT AGENT


       8.1 Designation of Management Agent. During the term of the Operating Deficit and Rental Achievement Agreement, the Operating General Partner shall have the responsibility for managing the Apartment Complex and obtaining a management agent (the "Management Agent"), the choice of which with respect to any successor to the Management Agent at the Closing shall require the Consent of the Special Limited Partner, which consent shall not be unreasonably withheld provided such successor Management Agent is an Affiliate of the Operating General Partner. The Management Agent at the Closing shall be NCM Management, Ltd., or some other Affiliate of the Operating General Partner. Notwithstanding the foregoing, but subject to the provisions of the next succeeding sentence, the consent of the Special Limited Partner shall not be required to a successor Management Agent provided such successor is controlled by the Operating General Partner or its parent corporation and is qualified to manage the Apartment Complex and the approval of each Authority is obtained, if required. The Management Agreement provides that the Management Agent shall certify annually that the Apartment Complex, and each of its tenants, are in compliance with all regulations and requirements required to qualify the Partnership to receive Housing Tax Credits with respect to the Apartment Complex. The Management Agreement also provides that after the expiration of the Funding Period the Management Agreement shall terminate if the Apartment Complex is not in full compliance with any of the rules or regulations governing the operation thereof, including, but not limited to, the rules and regulations of the Housing Tax Credits. and such default is not cured within the cure period provided for under the applicable rule or regulation or if no set cure period exists, then within 30 days after notice of such non-compliance so long as the Operating General Partner is diligently pursuing a cure of such breach at all times during such 30-day period and accomplishes such cure within such 30-day period: provided. however, that if such breach is of the type that cannot reasonably be cured within 30 days, the Operating General Partner shall have an additional 30 days (for a total of 60 days) so long as such Operating General Partner is diligently pursuing a cure of such breach at all times during such additional 30-day period, neither the Partnership, the Special Limited Partner nor the Limited Partner is adversely affected in a material way by such additional time to cure and the Operating General Partner accomplishes such cure within such additional 30-day period. Upon termination of the Management Agreement, for whatever reason, the Special Limited Partner, in its sole discretion shall designate the successor management agent for the Apartment Complex.


       8.2 Management Fee. The Management Agent shall receive a management fee payable by the Partnership on an annual basis in an amount not to exceed 6% of the gross rental receipts from the Apartment Complex for management services in accordance with the Management Agreement as approved by each Authority (if such approval is required); The term of any Management Agreement shall not exceed one year without the Consent of the Special Limited Partner, and no payment or penalty shall be payable by the Partnership for failure to renew any such agreement.


       8.3 Absence of Management Agent. The Operating General Partner will have the duty to manage the Apartment Complex during any period when there is no Management Agent and the Partnership will pay the Operating General Partner for such services an annual management fee equal to such amount as each Authority shall approve from time to time or, if no approval is required, a fee equal to the amounts set forth in Section 8.2 hereof. If at any time prior to the expiration of the Funding Period the present Management Agent shall cease to act as the Management Agent, the Operating General Partner shall be authorized, subject to the Consent of the Special Limited Partner and the approval of each Authority and Lender (if required), to retain and to enter into a Management Agreement with a different Management Agent on terms at least as favorable to the Partnership as the terms and conditions of the Management Agreement with the present Management Agent.


       8.4 Rights of Special Limited Partner. Subject to the approval of each Authority, if required, and notwithstanding any longer term of any Management Agreement or other contract, the Special Limited Partner shall have the right in the event the Operating General Partner is removed as such General Partner pursuant to Section 11.4 hereof, to terminate the Management Agreement and every other contract between the Partnership and the removed Operating General Partner and/or Affiliates of the removed Operating General Partner by notice, effective simultaneously with such removal. The Operating General Partner hereby represents and warrants to the other Partners that all existing contracts between the Partnership and the Operating General Partner, or Affiliates of the Operating General Partner have been amended to contain this right and the Operating General Partner covenants not to enter any future contract with the Partnership or cause the Partnership to enter into any future contract with any of its Affiliates which does not contain such right.


                          ARTICLE 9


        DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES;


              HOUSING TAX CREDITS; CAPITAL ACCOUNTS


       9.1 Profits, Losses and Housing Tax Credits.


          A. Profits and Losses Other Than from Sale or
Refinancing.


                      (i) Profits. Profits other than from
Sale or Refinancing for any taxable year shall be allocated
99% to the Limited Partner and 1% to the Operating General
Partner, except that commencing with the taxable year 2004, and for each taxable year thereafter, such Profits shall be allocated as follows:


                             (a) First, to each of the
Partners, in proportion to the excess, if any, of the cumulative Losses previously allocated to each such Partner solely by reason of Section 9.1 C over the cumulative
Profits previously allocated to such Partner pursuant to this Section 9.1 A(i), Section 9.1 B(i)(a), Section 9.1
B(i)(b) and Section 9.1 B(i)(c), until such excess has been entirely eliminated with respect to each such Partner;


                             (b) Second, to each of the
Partners in proportion to the excess, if any, of the cumulative Losses previously allocated to each such Partner pursuant to Section 9.1 A(ii) and Section 9.1 B(ii)
(including any such Losses described in subparagraph (a) above) over the cumulative Profits previously allocated to such Partner pursuant to this Section 9.1 A(i), Section 9.1
B(i)(a), Section 9.1 B(i)(b) and Section 9.1 B(i)(c), until such excess has been entirely eliminated with respect to each such Partner;


                             (c) Third, to each of the
Partners in proportion to the excess, if any, of the sum of the cumulative Losses previously allocated to each such Partner pursuant to Section 9.1 A(ii) and Section 9.1 B(ii) (including any such Losses described in subparagraph (a) above) plus the cumulative distributions received (and to be received for the subject taxable year) by each such Partner (except as provided in Section 6.3) pursuant to Sections 9.2A(iv) and (vi), over the cumulative Profits previously allocated to such Partner pursuant to this Section 9 .1 A(i) . Section 9.1 B(i)(a), Section 9 .1 B(i)(b) and Section 9.1 B(i)(c), until such excess has been entirely eliminated with respect to each such Partner; and


                             (d) The balance. if any, so as
to result, to the extent possible, in the excess, if any, of all Profits allocated to the Partners pursuant to this
Section 9.1 A(i), Section 9.1 B(i)(a), Section 9.1 B(i)(b) and Section 9.1 B(i)(c), over all Losses allocated pursuant to Section 9.1A(ii) and Section 9.1B(ii) and all distributions made (and to be made for such taxable year) to the Partners (except as provided in Section 6.3) pursuant to Sections 9.2A(iv) and (vi) being allocated 99% to the Limited Partner and 1% to the Operating General Partner.


                      (ii) Losses. Losses other than from
Sale or Refinancing for any taxable year shall be allocated
99% to the Limited Partner and 1% to the Operating General
Partner.


          B. Profits and Losses From Sale or Refinancing.


                      (i) Profits. Profits from Sale or
Refinancing for any taxable year shall be allocated as follows:


                             (a) First, to each of the
Partners, in proportion to the excess, if any, of the cumulative Losses previously allocated to each such Partner solely by reason of Section 9.1 C over the cumulative
Profits previously allocated pursuant to Section 9.1 A(i), this Section 9.1 B(i)(a), Section 9.1 B(i)(b) and Section
9.1 B(i)(c), until such excess has been entirely eliminated with respect to each such Partner;


                             (b) Second, to each of the
Partners, in proportion to the excess. if any, of the cumulative Losses previously allocated to each such Partner pursuant to Section 9.1 A(ii) and Section 9.1 B(ii)
(including any such Losses described in subparagraph (a) above) over the cumulative Profits previously allocated to such Partner pursuant to Section 9.1 A(i), Section 9.1
B(i)(a), this Section 9.1 B(i)(b) and Section 9.1 B(i)(c), until such excess is entirely eliminated with respect to each such Partner:


                             (c) Third, to each of the
Partners, in proportion to the excess, if any, of the sum of the cumulative Losses previously allocated to each such Partner pursuant to Section 9.1 A(ii) and Section 9.1 B(ii) (including any such Losses described in subparagraph (a) above) plus the cumulative distributions received (and to be received for such taxable year) by each such Partner (except as provided in Section 6.3) pursuant to Sections 9.2A(iv) and (vi), over the cumulative Profits previously allocated to such Partner pursuant to Section 9.1 A(i), Section 9.1 B(i)(a), Section 9.1 B(i)(b) and this Section 9.1 B(i)(c), until such excess has been entirely eliminated with respect to each such Partner


                            (d) Fourth, 99% to the Limited
Partner, 0.9% to the Operating General Partner and 0.1% to the Special Limited Partner until the Limited Partner has been allocated Profits pursuant to this Section 9.1 B(i)(d) sufficient to cause the positive balance in the Limited
Partner's Capital Account to equal 135% of the Limited
Partner Contribution reduced by any prior distributions to the Limited Partner pursuant to Section 9.2B(vii); and


                            (e) Thereafter, 99% to the
Limited Partner, 0.9% to the Operating General Partner and
0.1% to the Special Limited Partner.


                     (ii) Losses. Losses from Sale or
Refinancing for any taxable year shall be allocated in the following order and priority:


                            (a) First, an amount of Losses
from Sale or Refinancing equal to the aggregate positive balances (if any) in the Capital Accounts of all Partners having positive Capital Account balances shall be allocated to the Partners having positive Capital Account balances in proportion to their positive Capital Account balances until all such Capital Accounts have a zero balance; and


                            (b) The balance, if any, 99% to
the Limited Partner, 0.9% to the Operating General Partner and 0.1% to the Special Limited Partner.


              C. Limitation on Allocation of Losses. The aggregate Losses allocated to the Partners pursuant to
Section 9.1A(ii) or 9.1B(ii) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner who is not a General Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation pursuant to Section 9.1 A(ii) or 9.1 B(ii), the limitation set forth in this Section 9.1 C shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible Losses to each Partner who is not a General Partner under Section 1.704-1 (b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 9.1C shall be allocated to the Operating General Partner.


              D. Special Allocations. The following special allocations shall be made in the following order and priority:


                     (i) Partnership Minimum Gain
Chargeback. Notwithstanding any other provision of this
Section 9.1, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year or other period, each Partner shall be specially allocated items of Partnership income and gain for such year or other period (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain. determined in accordance with Regulations
Section 1.704-2(9)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the various Partners pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 9.1D(i) is intended to comply with the minimum gain chargeback requirement in Section 1 .704-2(f) of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 9.1 D(i) only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this
Section 9.1 D with respect to such fiscal year or other period and without regard to any net decrease in Partner Nonrecourse Debt Minimum Gain during such fiscal year or other period.


                     (ii) Partner Nonrecourse Debt Minimum
Gain Chargeback. Notwithstanding any other provision of this
Section 9.1 except Section 9.1 D(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year or other period, each Partner with a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) shall be specially allocated items of Partnership income and gain for such year or other period (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the various Partners pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 9.1 D(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section
9.1 D(ii), each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 9.1 D with respect to such fiscal year or other period, other than allocations pursuant to Section 9.1 D(i) hereof.


                     (iii) Qualified Income Offset. In the
event any Partner unexpectedly receives any adjustments, allocations. or distributions described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5),
or 1.704-1 (b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 9.1 D(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 9.1 have been tentatively made as if this Section 9.1 D(iii) were not in this Agreement.


                     (iv) Gross Income Allocation. In the
event any Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(9)(1 ) and 1 .704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.1 D(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9.1 have been tentatively made as if this Section 9.1 D(iv) and Section 9.1 D(iii) were not in this Agreement.


                     (v) Nonrecourse Deductions. Nonrecourse
Deductions for any fiscal year or other period shall be specially allocated 99% to the Limited Partner and 1% to the Operating General Partner.


                     (vi) Partner Nonrecourse Deductions.
Any Partner Nonrecourse Deductions for any fiscal year or other period shall be allocated, in accordance with Section 1 .704-2(i)( 1 ), to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.


                     (vii) Code Section 754 Adjustments. To
the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1
(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.


                     (viii) Basis Increases. In the event
the adjusted tax basis of any property that has been placed in service by the Partnership is increased pursuant to Code
Section 50(c), such increase shall be specially allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners.


                     (ix) Basis Reductions. Any reduction in
the adjusted tax basis (or cost) of Partnership property pursuant to Code Section 50(c) shall be specially allocated among the Partners (as an item in the nature of expenses or losses) in the same proportions as the basis (or cost) of such property is allocated pursuant to Regulations Section 1.46-3(f)(2)(i).


                     (x) Gross Deduction Allocation.
Commencing with the taxable year 2004, and for each taxable year thereafter, gross deductions of the Partnership shall first be allocated to the Operating General Partner until the Operating General Partner has been allocated a cumulative amount of such gross deductions equal to the amount of the Operating General Partner's positive Capital Account balance, if any, upon the Limited Partner's admission to the Partnership (after taking into account any Capital Contributions made by, or distributions made to, the Operating General Partner in connection with the Limited Partner's admission to the Partnership), plus all Capital Contributions made by the Operating General Partner thereafter.


              E. Curative Allocations. The n Regulatory
Allocations" consist of (x) Allocations made to a Partner (or predecessor) under Section 9.1 D(iii) and Section 9.1 D(iv), allocations to be made to a Partner (or predecessor) under Section 9.1 D(i) to the extent the cumulative amount of such allocations exceeds the cumulative amount of Nonrecourse Deductions allocated to such Partner (or predecessor), and (y) allocations made to a Partner (or predecessor) under Section 9.1 D(ii) to the extent the cumulative amount of such Allocations exceeds the cumulative amount of Partner Nonrecourse Deductions allocated to such Partner (or predecessor). Notwithstanding any other provisions of this Section 9.1 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.


              F. Other Allocation Rules.


                     (i) For purposes of computing the
Profits, Losses or any other items allocable to any period, Profits, Losses and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Special Limited Partner using any permissible method under Code Section 706 and the Regulations thereunder.


                     (ii) Notwithstanding anything to the
contrary that may be expressed or implied in this Agreement, the aggregate interest of the General Partners in each item of Partnership income, gain, loss, deduction or credit shall be equal to at least 1% of each of those items at all times during the existence of the Partnership. In the determination of the interests of the General Partners in these items, any Limited Partnership Interests owned by the General Partners shall be taken into account.


                     (iii) For purposes of determining a
Partner's proportionate share of the excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1 .752-3(a)(3) (or the equivalent sections of any earlier Regulations which may be determined to be applicable), the Partners' interests in Partnership
Profits shall be allocated 1% to the Operating General
Partner and 99% to the Limited Partner.


                     (iv)   To the extent permitted by
Sections 1 .704-2(h) and 1 .704-2(I)(6) of the Regulations, the General Partners shall endeavor to treat distributions of Cash Flow and Sale or Refinancing Transaction Proceeds as having been made from proceeds of Nonrecourse Debt or Partner Nonrecourse Debt only to the extent that such distributions would have otherwise caused or increased an Adjusted Capital Account Deficit for any Partner.


                     (v) The basis (or cost) of any
Partnership property shall be allocated among the Partners in accordance with Regulations Section 1.46-3(f)(2)(i).


                     (vi) In the event Partnership
"investment credit property" (as defined in Code Section 50(a)(5)(A)) property is disposed of during any taxable year, Profits for such taxable year (and, to the extent such Profits are insufficient, Profits for subsequent taxable years) in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to Code Section 50(c), over (ii) any increase in the adjusted tax basis of such property pursuant to Code Section 50(c) caused by the disposition of such property, shall be excluded from the Profits allocated pursuant to Sections 9.1 A and 9.1 B hereof and shall instead be allocated among the Partners in proportion to their respective shares of such excess, determined pursuant to Sections 9.1 D(viii) and 9.1 D(ix) hereof. In the event more than one item of such property is disposed of by the Partnership, the foregoing sentence shall apply to such items in the order in which they are disposed of by the Partnership, so that Profits equal to the entire amount of such excess with respect to the first such property disposed of shall be allocated prior to any allocations with respect to the second such property disposed of, and so forth.


          G. Tax Allocations.

                     (i) In General. Except as otherwise
provided in this Agreement, all items of Partnership income, gain. loss, deduction, and any other allocations not otherwise provided for shall be allocated among the Partners for tax purposes in the same proportions as they are allocated Profits or Losses or items thereof pursuant to
Section 9.1 hereof for such year. Any elections or other decisions relating to such allocations shall be made by the Special Limited Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.1 G are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.


                     (ii) Code Section 704(c). In accordance
with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership or owned by the Partnership upon the occurrence of any of the events described in Treasury Regulations
Section 1.704-1 (b)(2)(iv)(f)(5) shall, solely for tax purposes (and not for purposes of determining Capital Accounts or allocating Profits, Losses or items thereof), be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and (i) its Asset Value at the time of the contribution or as adjusted for the occurrence pursuant to paragraph (ii) of the definition of Asset Value set forth herein, as the case may be, or (ii) its fair market value at the time of the occurrence if the Asset Value is not adjusted pursuant to said paragraph. Notwithstanding the foregoing, no allocation shall be made pursuant to clause (ii) of this Section 9.1 G(ii) if an equivalent allocation has been made pursuant to
Section 9.1 G(i) in connection with a transaction that would otherwise result in an allocation pursuant to this Section
9.1 G(ii). The foregoing provision is intended to comply with Section 704(c) of the Code and with Treasury Regulations Section 1.704-1 (b). To the extent permitted by the Code and Treasury Regulations, any variation referred to in this Section 9.1 G(ii) shall be taken into account by allocations of gain from a Disposition and not through allocations of depreciation.

                     (iii) Recapture. Gain from the
disposition of Partnership assets which is allocated to a Partner for tax purposes shall include, to the extent possible, ordinary income consisting directly or indirectly of recaptured deductions (for depreciation or otherwise) to the same extent and in the same proportion as such deductions were previously allocated to such Partner .


                     (iv) Section 751 Assets. In the event
that a Partner (other than a Partner who becomes a Partner by purchasing the Interest in the Partnership of another
Partner) is admitted (an "Admission") to the Partnership after the date hereof or in the event that a Partner's interest in Profits or Losses is increased (an "Increase") after the date hereof, the Partner so admitted shall obtain no interest, or the Partner so increased shall obtain no greater interest than prior to the Increase, in the Partnership's "unrealized receivables" (as defined in Section 751 (c) of the Code), determined immediately prior to such Admission or Increase. As the respective interests in such "unrealized receivables" of the Partners who were Partners prior to such Admission or such Increase are not reduced thereby, the Partner so admitted or so increased shall, to the extent required, obtain a greater than proportionate interest in the Partnership's other assets
(including the assets contributed by such Partner), determined after giving effect to such Admission or Increase.


                     (v) Housing Tax Credits.


                           (a) Pursuant to Regulations
Section 1.704-1 (b)(4)(ii), Housing Tax Credits shall be allocated among the Partners in accordance with their respective shares of Partnership expenditures that give rise to such Housing Tax Credits in the taxable year to which such Housing Tax Credits relate. Because the allocations of Nonrecourse Deductions, Losses and Profits (and related items of income and deductions) provide for allocations of expenditures which give rise to Housing Tax Credits in the ratio of 99% to the Limited Partner 1% to the Operating General Partner, the Partners intend that Housing Tax Credits shall be allocated 99% to the Limited Partner and 1% to the Operating General Partner.


                           (b) In the event there occurs a
recapture of Housing Tax Credits previously allocated to the Partners, then, pursuant to Section 42(j)(1 ) of the Code, Housing Tax Credits shall be recaptured by the Partners who originally claimed said Housing Tax Credits, in proportion to the ratio in which such recaptured Housing Tax Credits were claimed .

              H. Order of Priority. The allocation and distribution provisions of this Agreement will be applied in the order in which they are listed (from first to last):
Section 9.1 D (other than clauses (v) and (vi) thereof);
Section 9.1 E: Section 9.1 F; Section 9.1A(i); Section 9.1 B(i); Section 9.1 D(vi); Section 9.1 D(v); Section 9.1 A(ii); Section 9.1 B(ii); Section 9.2A; Section 9.2B; and
Section 12.4.


       9.2 Distribution and Application of Cash Flow and Sale or Refinancing Transaction Proceeds. Except as otherwise provided by this Agreement or required by law (including all applicable rules, directives and regulations of each Authority), cash distributions shall be made to the Partners on the following bases within 60 days after the end of each calendar quarter:


              A. Cash Flow shall be applied in the following order of priority:


                     (i) To repay any Voluntary Loans
payable to the Limited Partner or the Special Limited
Partner;


                     (ii) To repay any Voluntary Loans
payable to the Operating General Partner;


                     (iii) To NCMC in an amount equal to the
unpaid balance of any Operating Loan made by it and then to the Operating General Partner in an amount equal to the unpaid balance of all Operating Loans made by it:


                     (iv) To the Limited Partner until the
Limited Partner has received on a cumulative basis an annual distribution pursuant to this subsection (iv) equal to an annual amount of $21,562; Provided. however, for the Fiscal Year ending December 31, 1993, such distribution shall have been prorated based upon the number of days from the date on which the Limited Partner pays the installment of the Limited Partner Contribution described in Paragraph 2.1 (b) of the Investment Agreement until the end of such Fiscal Year, and provided further, however, that in the event a portion of the Limited Partner Contribution described in Paragraph 2.1 (a) is escrowed, the distributions pursuant to this Section 9.2A(iv) shall accrue. but shall not be made until the escrowed funds have been released;


                     (v) To the Operating General Partner
until the Operating General Partner has received an amount equal to (1 ) the General Partner Priority plus (2) a 9.25% per annum return thereon, compounded annually, reduced by the amount of all prior distributions to the Operating
General Partner under this Section 9.2A(v) and Section
9.2B(vi) (in accordance with Section 6.3(i); and


                     (vi) The balance, 50% to the Limited
Partner, 0.1% to the Special Limited Partner and 49.9% to the Operating General Partner (in accordance with Section
6.3(I) hereof ) .


              8. Subject to the provisions of Sections 3.8 and 12.4 hereof and, with respect to subsection (vi), below, the provisions of Paragraph 2.2 of the Investment Agreement, Sale or Refinancing Transaction Proceeds shall be applied in the following order of priority:


                     (i) To the payment of liabilities of
the Partnership then due and owing to Persons other than the Partners;


                     (ii) To establish such reserves as the
Operating General Partner, with the Consent of the Special Limited Partner, determines to be reasonably necessary for any contingent or foreseeable liability or obligation of the Partnership; provided. however, that the balance of any such reserve remaining at such time as the Operating General Partner, with the Consent of the Special Limited Partner, shall determine that such reserve is no longer necessary shall be distributed in accordance with subparagraphs (iii) through (ix) of this Section 9.2B;


                     (iii) To repay any Voluntary Loans
payable to the Limited Partner or the Special Limited
Partner;


                     (iv) To repay any Voluntary Loans
payable to the Operating General Partner;


                     (v) To NCMC in an amount equal to the
unpaid balance of any Operating Loan made by it;


                     (vi) To the Operating General Partner
until the Operating General Partner has received an amount equal to (1 ) the General Partner Priority plus (2) a 9.25% per annum return thereon, compounded annually, reduced by the amount of all prior distributions to the Operating
General Partner under Section 9.2A(v) and this Section
9.2B(vi) (in accordance with Section 6.3(ii)); Provided.
however, if the distribution results from a sale, the distribution described in this Section 9.2B(vi) shall be subordinated to the distributions required pursuant to
Section 9.2B(vii) hereof;


                     (vii) 99% to the Limited Partner, 0.1%
to the Special Limited Partner and 0.9% to the Operating
General Partner until the Limited Partner has received an amount equal to 135% of the Limited Partner Contribution, reduced by the amount of all prior distributions to the Limited Partner under this Section 9.2B(vii);


                     (viii) To the Operating General Partner
until the Operating General Partner has received an amount equal to $3,000,000 (in accordance with Section 6.3(ii) hereof); and


                     (ix) The balance, if any, 50% to the
Limited Partner, 0.1% to the Special Limited Partner and
49.9% to the Operating General Partner (in accordance with
Section 6.3(ii) hereof).


              C. Except as otherwise provided in this
Section 9.2, each Partner shall share in distributions in accordance with this Section 9.2 from the date on which such Partner is admitted to the Partnership.


                           ARTICLE 10


                 TRANSFER OF PARTNER INTERESTS


       10.1 Assignment of Limited Partner and Special Limited Partner Interests. The Limited Partner and the Special Limited Partner shall have the right at any time to make an Assignment of their Interests without the consent or approval of the Operating General Partner or any other Partners. The Operating General Partner shall cooperate with the Limited Partner and the Special Limited Partner in facilitating such Assignment by promptly furnishing complete and accurate financial and other relevant data regarding the Partnership, the Apartment Complex, the Operating General Partner and the Affiliates of the Operating General Partner and any other matters reasonably necessary in the judgment of the Special Limited Partner to facilitate and effect such Assignment. The Limited Partner and the Special Limited Partner shall notify the Operating General Partner as to any proposed Assignment. Notwithstanding anything to the contrary in the foregoing, the Operating General Partner shall have the right at any time after the later of i) end of the Compliance Period and (ii) receipt by the Limited Partner of aggregate distributions equal to 135% of the Limited Partner Contribution, to require, by notice to the Special Limited Partner and to the Limited Partner that the Special Limited Partner and Limited Partner assign its interests to the Operating General Partner or its assignee and withdraw from the Partnership. In connection with such assignment, the Limited Partner and the Special Limited Partner shall (x) represent and warrant the each has the full right, title and interest in its respective Interest and that each such assignment shall be without lien, claim or encumbrance (except as set forth herein or in the Mortgage) and (y) agree to provide such further assurances of title and instruments of transfer as may be reasonably required by the Operating General Partner.


     10.2 Substituted Partners: Admission.


              A. Except as otherwise provided in Article 11 hereof, no additional partner shall be admitted to the Partnership without the Consent of the Special Limited
Partner and the consent of the Operating General Partner.


              B. No Assignee shall be admitted as a
Substituted Partner unless (i) the Operating General Partner, with the Consent of the Special Limited Partner, approves, in each's sole and absolute discretion. admission of such Assignee, (ii) the Assignee expressly agrees to be bound, to the same extent as the Assignor, by the provisions of this Agreement, the Project Documents and any other documents required in connection therewith and to assume the obligations of the Assignor hereunder, and (iii) the Assignee shall have agreed to pay all reasonable expenses and legal fees relating to the Assignment and its admission as a Substituted Partner.


              C. Upon the admission of a Substituted
Partner, Schedule A shall be amended to reflect the name and address of such Substituted Partner and to eliminate the name and address of the Assignor, and an amendment to this Agreement and/or the Certificate reflecting such admission shall be filed in accordance with the Uniform Act. No consent or approval of the Limited Partner (other than the Assignor and the Assignee) shall be required and the Special Limited Partner may exercise the power of attorney granted in Section 14.2 hereof to effect the provisions of this
Article 10.


     10.3 Assignees.


              A. Any Person who acquires in any manner whatsoever any Interest, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such Person was subject to or bound by. A person acquiring an Interest, including the personal representatives and heirs of a deceased Partner, shall have only such rights, and shall be subject to all the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such Person shall not have any right to have the value of his Interest ascertained or receive the value of such


Interest or, in lieu thereof. profits attributable to any right in the Partnership, except as herein set forth.


              B. Any Assignee pursuant to an Assignment satisfying the conditions of this Article 10 who does not become a Substituted Partner in accordance with this Article 10 shall have the right to receive the same share of the Profits and Losses and distributions of the Partnership to which his Assignor would have been entitled. If such Assignee desires to make an Assignment of his Interest, he shall be subject to all the provisions of this Article 10 to the same extent and in the same manner as any Partner desiring to make an Assignment.


              C. Any Partner who shall Assign all of his Interest shall cease to be a Partner and shall no longer have any rights or privileges of a Partner except that, unless and until his Assignee is admitted to the Partnership as a Substituted Partner in accordance with this Article 10, such Assignor shall retain all rights and be subject to all obligations under the Uniform Act.


              D. In the event of an Assignment, the
obligation of the Assignor to make Capital Contributions or loans hereunder shall be extinguished only by and to the extent of Capital Contributions or loans actually made by him or his Assignee.


              E. In the event that an Assignment shall be made, there shall be filed with the Partnership a duly executed and acknowledged counterpart of the instrument effecting such Assignment. Such instrument must evidence the written acceptance of the Assignee to all the terms and provisions of this Agreement. If such instrument is not so filed, the Partnership need not recognize any such purported Assignment for any purpose.


                                  ARTICLE 11


                     WITHDRAWAL OF OPERATING GENERAL PARTNER;


                           NEW OPERATING GENERAL PARTNER


     11.1 Withdrawal.


              A. The Operating General Partner may not
Withdraw (other than an Involuntary Withdrawal) from the Partnership or Assign, pledge or encumber all or any part of its Interest without the Consent of the Special Limited Partner, and, to the extent required, the consent of each Authority and each Lender. The consent of the Limited Partner shall not be required.


              B. In the event of a Withdrawal (other than an Involuntary Withdrawal) of an Operating General Partner or the pledge or encumbrance of any part of its Interest in violation of Section 11.1 A hereof or the removal of an Operating General Partner pursuant to Section 1 1.4, the Interest of the Withdrawing Operating General Partner shall immediately and automatically terminate on the effective date of such Withdrawal (or the effective date of such Assignment, pledge, encumbrance or removal) and such Operating General Partner shall have no further right to participate in the management or operation of the Partnership or to receive any future allocations of Profits and Losses, any distributions from the Partnership or any other funds or assets of the Partnership, nor shall it be entitled to receive or to be paid by the Partnership any further payments of fees (including fees which have been earned but are unpaid) or to be repaid any outstanding advances or loans made by it to the Partnership. From and after the effective date of such Withdrawal, pledge or encumbrance, the rights of such Withdrawing Operating General Partner to receive or to be paid such allocations. distributions, funds, assets, fees or repayments shall be reallocated to the other Operating General Partner or Operating General Partners, or if there is no other Operating General Partner at that time, to the Special Limited Partner. Notwithstanding such Withdrawal, pledge, encumbrance or removal, and loss of any right to receive such allocations, distributions, funds, assets, fees and repayments, such Withdrawing Operating General Partner shall remain liable to the Partnership and the other Partners for all obligations theretofore incurred by it under this Agreement, or which may arise upon or following such Withdrawal, pledge, encumbrance or removal. Notwithstanding anything herein to the contrary, any remaining Partner shall have all other rights and remedies against such Withdrawing Operating General Partner as provided by law.


              C. Upon the Involuntary Withdrawal of an
Operating General Partner, its Interest shall automatically convert to an Interest of a limited partner but it shall not be entitled to participate in the management of the Partnership's business or to participate in any allocation of Profits or Losses or distributions payable to the Limited Partner or the Special Limited Partner. Subject to the provisions of Section 11.3B hereof, such limited partner or its successors shall be entitled to share in the Profits and Losses and distributions at the same times and in the same manner as such Withdrawing Operating General Partner would have otherwise received as an Operating General Partner reduced by an amount reasonably necessary to compensate the remaining General Partners or any successor general partner for assuming the obligations of an Operating General Partner who has committed the Involuntary Withdrawal .


       11.2 Effect of Withdrawal; Election to Continue Business. Upon the occurrence of an event giving rise to a Withdrawal of an Operating General Partner (i) any remaining Operating General Partner, if any, or, if there be no remaining Operating General Partner, such Withdrawing Operating General Partner or its legal representative shall promptly notify the Limited Partner of such Withdrawal (the "Withdrawal Notice"), (ii) the Special Limited Partner shall have the right to become an Operating General Partner by appointing itself or any of its Affiliates to succeed such Withdrawing Operating General Partner, (iii) the Special Limited Partner shall have the right to appoint another Person to succeed such Withdrawing Operating General Partner and serve as Operating General Partner, and (iv) the Partnership shall be dissolved and terminated unless the then remaining Operating General Partner or the Special Limited Partner or the Limited Partner, pursuant to the provisions of Section 11.3, elects to continue the business of the Partnership. If the Limited Partner so elects, Withdrawal of a General Partner shall not be deemed to be effective until the expiration of 90 days from the day on which the Withdrawal Notice has been mailed to the Limited Partner. A Withdrawn Operating General Partner shall remain liable for obligations incurred by it under this Agreement through the effective date of its Withdrawal, even if such Withdrawal shall be an Involuntary Withdrawal and whether in compliance with or in violation of this Agreement.


     11.3 Continuation of Partnership.


              A. Upon the occurrence of an event giving rise to the Withdrawal of an Operating General Partner, if there is then no other Operating General Partner, or, if there is then one or more other Operating General Partners, but the remaining Operating General Partner or the Special Limited Partner does not elect to continue the business of the Partnership pursuant to Section 11.2 hereof, the Limited Partner may elect within 90 days thereafter to continue the Partnership on substantially identical terms to those of this Agreement to carry on the business of the Partnership and designate a successor general partner to serve in place of such Withdrawing Operating General Partner with the approval of each Authority and each Lender, if such approval is required.


              B. If the Limited Partner shall designate a successor general partner and obtain all necessary approvals therefor where the Withdrawal is Involuntary, the Limited Partner at its option may require that the Interest of such Withdrawing Operating General Partner be transferred to the successor general partner upon its written assumption of the obligations of such Withdrawing Operating General Partner under this Agreement (except for any obligations of such Withdrawing Operating General Partner under this Agreement specifically excepted by the Special Limited Partner). In such event, the successor general partner shall pay to such Withdrawing Operating General Partner or its legal representative as the purchase price for its Interest an amount to be agreed upon between them. If a Withdrawing Operating General Partner and the successor general partner cannot agree upon the consideration for the transfer of such Interest within 60 days after such Withdrawal, consideration therefor shall be the fair market value of such Interest as determined by a committee of three qualified real estate appraisers, one selected by such Withdrawing Operating General Partner, one selected by the Special Limited Partner and a third selected by the other two real estate appraisers (or, if the first two real estate appraisers cannot agree upon the third real estate appraiser within 30 days such third appraiser shall be selected by the American Arbitration Association). The purchase of such Withdrawing Operating General Partner's Interest under this Section 11 .3B shall take place within ten days after the purchase price is determined (whether by agreement or appraisal), and the closing shall take place at the office of the Special Limited Partner. The purchase price for such Interest shall be payable by a promissory note bearing interest at a rate equal to the Prime Rate and payable solely out of Sale or Refinancing Transaction Proceeds payable with respect to the Interest being purchased, shall be secured by the Interest being purchased and shall otherwise be without recourse to the maker.


              C. Unless any other General Partner shall agree to continue the Partnership pursuant to Section 11.2 hereof, the Interest of such other General Partner other than such Withdrawing Operating General Partner shall be converted into and shall be deemed to be that of a limited partner with the same Interest in the Partnership as such General Partner had as a general partner prior to the Withdrawal, reduced by an amount reasonably necessary to compensate the successor general partner for assuming the obligations of such other General Partners. Such Interest shall be purchased by the successor general partner concurrently with the purchase of such Withdrawing Operating General Partner's Interest in accordance with and on the same terms and conditions as set forth in Section 11.3B hereof.


     11.4 Special Removal Rights.


              A. Notwithstanding any other provision of this Agreement to the contrary, the following events shall be considered a Major Default under the terms of this
Agreement:


                     (i) Any Operating General Partner (and,
if applicable, the withdrawing General Partner or NCMC) shall:


                           (a) materially violate its
fiduciary responsibilities as a General Partner of the Partnership;


                           (b) be in material breach of any
provision of this Agreement, the Investment Agreement, or the Operating Deficit and Rental Achievement Agreement for ten days after notice thereof has been given by the Special Limited Partner; Provided. however, that if such breach is of the type that cannot reasonably be cured within ten days, the Special Limited Partner shall not have the right to remove the Operating General Partner under this Section 11.4A(i)(b) with respect to such breach for a 30-day period after such notice is given so long as such Operating General Partner (and, if applicable, the Withdrawing General Partner or NCMC) is diligently pursuing a cure of such breach at all times during such 30-day period and accomplishes such cure within such 30-day period; provided further. however, that if such breach is of the type that cannot reasonably be cured within 30 days, the Operating General Partner (and. if applicable, the Withdrawing General Partner or NCMC) shall have an additional 30 days (for a total of 60 days) so long as the Operating General Partner, Withdrawing General Partner or NCMC, as applicable, is diligently pursuing a cure of such breach at all times during such additional 30-day period, neither the Partnership, the Special Limited Partner nor the Limited Partner is adversely affected in a material way by such additional time to cure and the Operating General Partner accomplishes such cure within such additional 30-day period;


                           (c) willfully violate any law,
regulation or order applicable to the Partnership which has or may have a material adverse effect on the Partnership or the Apartment Complex; or


                           (d) become Bankrupt (except that
if one Person comprising the Operating General Partner becomes Bankrupt, it shall not affect the rights of any other Operating General Partner provided such other Persons comprising the Operating General Partner are acceptable to each Lender, to the extent such approvals are required and such remaining Persons satisfy the requirements of Section
5.11 hereof); or


                     (ii) The Partnership shall:


                           (a) be in material breach of any
Project Document;


                           (b) at any time after Rental
Achievement, incur an Operating Deficit with respect to any period of four consecutive months;


                           (c) be in any situation where the
annual amount of the Housing Tax Credits which the Partnership is entitled to claim under Section 42 of the Code is less than 80% the annual amount of Housing Tax
Credits set forth in Section 3.8 hereof.


                        Upon a Major Default, the Special
Limited Partner shall have the right, but not the obligation, in its sole discretion and upon ten days' prior notice to the Operating General Partner, in the case of the occurrence of an event specified in this Section 11.4A
[subject to the provisions of subsection (i)(d)]. to remove the Operating General Partner and to appoint itself or any of its Affiliates or any other Person to succeed the Operating General Partner as the Operating General Partner in accordance with the provisions of Section 11.2 hereof .


              B. The Operating General Partner agrees to jointly and severally indemnify and hold the Limited Partner and the Special Limited Partner harmless from and against all losses, costs and expenses incurred in connection with a Major Default pursuant to Section 11.4A(i) and the exercise of the remedies provided above, including, without limitation, all legal fees and other expenses of the Limited Partner and Special Limited Partner in connection therewith.


              C. The removal of an Operating General Partner pursuant to Section 11 .4A hereof (other than pursuant to Section 11 .4A(i)(d) hereof) shall be treated for purposes of this Agreement as a Voluntary Withdrawal of such Operating General Partner subject to the provisions of
Section 1 1.1 B.


              D. If a Major Default occurs. and the Special Limited Partner does not exercise its right to remove the Operating General Partner, the Limited Partner, upon the vote of a Majority in Interest of the limited partners of the Limited Partner, shall cause the Special Limited Partner to remove such Operating General Partner, upon ten days' prior written notice to such Operating General Partner and to appoint the Special Limited Partner or any of its Affiliates to succeed such Operating General Partner as an Operating General Partner of the Partnership in accordance with the provisions of Section 11.2 hereof.


       11.5 Additional Operating General Partner. At any time, the Operating General Partner, with the Consent of the Special Limited Partner (but the consent of the Limited Partner shall not be necessary), and subject to any applicable approvals of each Authority and each Lender, may admit an additional operating general partner to the Partnership with such share of the aggregate Operating General Partner Interest as shall be agreed upon between the Operating General Partner and the additional operating general partner. Such consent shall not be required if an Affiliate of the Operating General Partner is added as an additional operating general partner. Such consent shall not be unreasonably withheld or delayed if an Affiliate of the Operating General Partner is substituted as the sole Operating General Partner provided that the net worth of the substituted Operating General Partner is not less than the net worth of the Operating General Partner as of the date the Limited Partner is admitted into the Partnership. Any additional operating general partner, as a condition of receiving any Interest, shall agree to be bound by the terms of this Agreement, the Investment Agreement, the Project Documents and any other document required in connection therewith to the same extent and on the same terms as the Operating General Partner.


       11.6 Amendment of Schedule and Agreement. Upon the admission of a successor or additional operating general partner or the Withdrawal of the Operating General Partner, Schedule A attached hereto shall be amended to reflect such admission or Withdrawal and such amendment and/or
Certificate of Amendment shall be filed as required by the Uniform Act. The Special Limited Partner may exercise the power of attorney granted in Section 14.2 hereof to effect the provisions of this Section 11.6.


       11.7 Survival of Liabilities. It is expressly understood that no Withdrawal, Assignment, pledge or encumbrance of the Operating General Partner's Interest, even if it results in the substitution of the Assignee as a Partner, shall release Such Withdrawing Operating General
Partner(s) from any liability to the Partnership all of which shall survive such Withdrawal, Assignment, pledge or encumbrance.


                            ARTICLE 12


          DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

       12.1 Events Which Cause a Dissolution. The
Partnership shall continue in full force and effect until December 31, 2010, except that the Partnership shall be dissolved prior thereto upon the happening of any of the following events:


              A. An election to dissolve the Partnership made in writing by the General Partners;


              B. The Withdrawal of an Operating General
Partner, if the Partnership is not continued in accordance with Sections 11.2 or 11.3 hereof;


              C. Any event which shall make it unlawful for the existence of the Partnership to be continued;


              D. The sale or other disposition of all or substantially all of the assets of the Partnership; or


              E. Upon the vote of a Majority in Interest of the limited partners of the Limited Partner.


       12.2 Actions of Liquidating Agent Upon Dissolution. Upon the dissolution of the Partnership, the Partnership shall be liquidated in accordance with this Article 12 and the Uniform Act. The liquidation shall be conducted and supervised by the Operating General Partner or, if there is no remaining Operating General Partner, by the Special Limited Partner (the Operating General Partner or Special Limited Partner, as the case may be, being hereinafter referred to as the "Liquidating Agent"). The Liquidating Agent shall have all of the rights in connection with the liquidation and termination of the Partnership that a general partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to effectuate the liquidation and termination of the Partnership and the transfer of any assets and liabilities of the Partnership. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more persons any or all of such rights and powers and the authority and power to execute documents in connection therewith. and to fix the reasonable compensation of each such person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute the Partnership's property to the Partners subject to liens.


       12.3 Statements on Termination. Each Partner shall be furnished with a statement prepared by the Liquidating Agent which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation, and each Partner's share thereof. Upon compliance with the distribution plan set forth in Section 12.4 hereof, the Limited Partner and the Special Limited Partner shall each cease to be a partner of the Partnership, and the Liquidating Agent shall execute, acknowledge and cause to be filed a certificate of termination of the Partnership and any other certificates regarding the dissolution and termination of the Partnership as required by the Uniform Act.


       12.4 Priority on Liquidation; Distribution of Non-
Liquid Assets.


              A. The Liquidating Agent shall, to the extent feasible, liquidate the assets of the Partnership as promptly as shall be practicable. To the extent the proceeds are sufficient therefor, as the Liquidating Agent shall deem appropriate, the proceeds of such liquidation shall be applied in accordance with the provisions of Sections 9.2B(i) through (viii) hereof, and the balance of the assets of the Partnership shall be distributed by the Liquidating Agent, subject to Section 1 2.4C in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, to the Partners with positive balances in their Capital Accounts, in accordance with the ratio of such positive Capital Account balances, after giving effect to all contributions, distributions, allocations and adjustments required hereunder, for all periods, in the order of priority established pursuant to Section 9.1 H hereof. Any distribution described in the preceding sentence to be made to the General Partners which will cause the General Partners to have a contribution requirement described in the second paragraph of Section 1 2.4B (or will increase such contribution requirement) shall not be made and shall instead be deemed to have first been distributed to the General Partners and then contributed by the General Partners to the Partnership. Thereafter, such amount shall be distributed in the manner described in this Section 12.4A as if it constituted additional assets of the Partnership.


              B. Upon the dissolution of the Partnership pursuant to this Article 12, if the positive Capital Account balance, if any, of the Operating General Partner (computed after making all allocations pursuant to Section 9.1 and before making any distributions pursuant to Section 9.2B and this Section 12.4) exceeds the net amount distributable to the Operating General Partner pursuant to Section 9.2B (taking into account any contributions which may be required to be made by the Operating General Partner pursuant to the following paragraph of this Section 1 2.4B), then the Partnership shall make a guaranteed payment, pursuant to Code Section 707(c), to the Limited Partner in the amount of such excess for the use of the Limited Partner's capital.


                    In the event the Partnership is
"liquidated" within the meaning of Section 1.704-1
(b)(2)(ii)(g) of the Regulations, if the General Partners' Capital Accounts have a deficit balance in the aggregate (after giving effect to all contributions. distributions and allocations for all taxable years including the year during which such liquidation occurs), the General Partners shall contribute to the capital of the Partnership an amount equal to the lesser of (I) the amount necessary to restore such deficit balance to zero, or (ii) an amount equal to the excess of (a) 1.01% of the Capital Contributions of the Limited Partner over (b) the Capital Contributions previously made by the General Partners. in compliance with
Section 1.704- 1 (b)(2)(ii)(b)(3) of the Regulations. Any amount required to be contributed by the General Partners pursuant to the preceding sentence shall be contributed by the General Partners in proportion to their respective deficit Capital Account balances, if any. If the Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions (other than the distribution described in the last sentence of
Section 1 2.4A) and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit. and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.


              C.     If the Liquidating Agent, shall
determine, in its sole discretion, that it is not feasible to liquidate all or part of the assets of the Partnership or that an immediate sale of all or part of such assets would cause an undue loss to the Partners, the Liquidating Agent may distribute those assets in kind to the Partners or to a liquidation trust or similar vehicle for the purpose of the orderly liquidation of such assets at the earliest possible time for the benefit of, and in the best interests of the Partners.


Any distribution of assets in kind shall be distributed on the basis of the fair market value thereof (which shall be determined by independent appraisal) and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other
Partners so entitled. If the Liquidating Agent, in its sole discretion. deems it not feasible to distribute to each Partner an aliquot share of each asset, the Liquidating
Agent may allocate and distribute specific assets to one or more Partners as tenants-in-common as the Liquidating Agent shall determine to be fair and equitable, taking into consideration, inter alia, the basis for tax purposes of each asset distributed and the effect of crediting or charging the Capital Accounts for any unrealized appreciation or unrealized depreciation.


       12.5 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.


       12.6 No Goodwill Value. At no time during continuation of the Partnership shall any value ever be placed on the Partnership name, or the right to its use, or to the goodwill appertaining to the Partnership or its business, either as among the Partners or for the purpose of determining the value of any Interest, nor shall the legal representatives of any Partner have any right to claim any such value. In the event of a termination and dissolution of the Partnership as provided in this Agreement, neither the Partnership name, nor the right to its use, nor the same goodwill, if any, shall be considered as an asset of the Partnership, and no valuation shall be put thereon for the purpose of liquidation or distribution, or for any other purpose whatsoever; nor shall any value ever be placed thereon as between the remaining or surviving Partners and the legal representatives of the estate of any deceased, insane, incompetent, dissolved, liquidated or Bankrupt Partner.


                         ARTICLE 13


                      FOREIGN PARTNERS


     13.1 Certification of Non-Foreign Status.


              A. Each Partner shall upon acquiring an
Interest certify that he is not a Foreign Person on forms to be provided by the Operating General Partner at the time of admission. At any time that an Interest is transferred or assigned. the transferee shall certify to non-foreign status prior to the transfer or assignment of such Interest. Such certifications shall be made on a form to be provided by the Operating General Partner.


              B. Each Partner shall notify the Operating
General Partner if he becomes a Foreign Person within 30 days of such change.


              C. Prior to a disposition of a United States
Real Property Interest or a distribution attributable to a disposition of a United States Real Property Interest or any other distribution by the Partnership, each Partner may be required to certify to non-foreign status.


     13.2 Withholding of Certain Amounts Attributable to
Interests of Foreign Partners.


              A. In the event that either (i) the
Partnership's actual or deemed amount realized upon disposition of any United States Real Property Interest is attributed to a Foreign Partner or (ii) the Partnership makes a distribution to any Foreign Partner:


                      (i)    Any tax required to be withheld
under Sections 1445 or 1446 of the Code shall be charged to that Foreign Partner's Capital Account as if the amount of such tax had been distributed to such Partner;


                      (ii) The Operating General Partner
shall have the right to make a loan to the Partnership in an amount equal to the amount of tax required to be withheld pursuant to Sections 1445 or 1446 of the Code to the extent that cash is needed to make the required withholding payment attributable to that Foreign Partner; and


                      (iii) The Operating General Partner
may retain appropriate portions of a Foreign Partner's distributions until any withholding obligations relating to that Foreign Partner are satisfied and may apply such distributions to repay any loan made pursuant to Section 13
. 2A(ii ) hereof .


               B. For purposes of this Section 13.2, any Partner who fails to provide a certification of a non-foreign status within five days after a request to do so by the Operating General Partner shall be treated as a Foreign
Person.


                             ARTICLE 14


                             MISCELLANEOUS


        14.1 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State applicable to contracts made and to be performed entirely therein.


        14.2 Durable Power of Attorney. Each Partner hereby irrevocably constitutes and appoints the Special Limited Partner and the President. Vice President and Secretary of the Special Limited Partner, his true and lawful attorney-in-fact and agent with full power and authority to act in his name, place and stead to execute, acknowledge, swear to, deliver, file, record and publish any document requisite to carrying out the intention and purposes set forth below, including, but not limited to, the execution, acknowledgment, swearing to, delivery, filing, recording and publication of amendments to the Original Certificate, which such persons reasonably deem necessary or appropriate:


               A. To qualify or continue (except in the event of a dissolution of the Partnership pursuant to
Article 12 hereof) the Partnership as a limited partnership;
and


               B. To accomplish the purposes and carry out the powers of the Partnership as set forth in the second sentence of Section 5.2B hereof.


Notwithstanding the foregoing, no action shall be taken pursuant to the power of attorney without ten day's prior notice to the Operating General Partner (except that no notice shall be required if the Partnership would suffer irreparable harm unless such action is taken immediately).
The power of attorney hereby granted is a special power of attorney coupled with an interest and shall survive the subsequent death, incompetency, disability, incapacity, dissolution, Bankruptcy or termination of any Partner. No
Person shall take any action as an attorney-in-fact of any Partner which is not expressly authorized by the terms of this Agreement or which would in any way increase the liability of any Partner beyond the liability expressly set forth in this Agreement or which would otherwise materially adversely affect any Partner.


        14.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.


        14.4 Separability of Provisions. Each provision of this Agreement shall be considered separate and if for any reason any provision or provisions herein (i) are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid or (ii) would cause the Limited Partner to be liable for the obligations of the Partnership (other than under the rules, directives and regulations of any Authority) under the laws of the State as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.


        14.5 Address and Notice. All notices, demands, solicitations of consent or approval, and other communications hereunder required or permitted shall be in writing and shall be deemed to have been given (i) when personally delivered or telecopied, (ii) one business day after the date when deposited with an overnight courier or
(iii) five days after the date when deposited in the United
States mail and sent postage prepaid by registered or certified mail, return receipt requested, addressed as follows:


              A. If to the Partnership or the Operating
General Partner, to the intended recipient at:


            50 California Street, Suite 3300
            San Francisco, California 94111
            Tel: (415) 693-3910
            Fax: (415) 989-1204


            With a copy to:


            John Shaw
            Resource Holdings, Inc.
            520 Madison Avenue
            40th Floor
            New York, New York 10022
            Tel: (212) 980-3883
            Fax: (212) 935-3851


              B. If to the Limited Partner and/or the
Special Limited Partner, to the intended recipient at:


            9090 Wilshire Boulevard, Suite 201
            Beverly Hills, California 90211
            Attention: President (NCTC)
            Tel: (310) 278-2191
            Fax: (310) 278-6835


            With copies to:


            Resch Polster Alpert & Berger
            10390 Santa Monica Boulevard, Fourth Floor
            Los Angeles, California 90025-5058
            Attention: Real Estate Department
            Tel: (310) 277-8300
            Fax: (310) 552-3209


        14.6 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included.


       14.7 Titles and Captions. All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.


       14.8 Entire Agreement. This Agreement and the
Investment Agreement contain the entire understanding between and among the parties and supersedes any prior understandings and agreements between and among them respecting the subject matter of this Agreement.


       14.9 Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the parties hereto.


       14.10 Parties in Interest. Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to, any creditor of the Partnership.


       14.11 Amendments; Other Actions.


              A. This Agreement may not be amended except by the Operating General Partner with the Consent of the Special Limited Partner, or by the Limited Partner upon the vote of a Majority in Interest of the limited partners of the Limited Partner, and, in each case, the approval, if required, of each Authority; provided, however, that all Partners must give their consent in writing to any amendment which would (i) extend the term of the Partnership as set forth in Section 12.1 hereof, (ii) amend this Section 14.11,
(iii) increase or extend the liability or obligation of the Limited Partner or the Special Limited Partner, (iv) increase the amount of Capital Contributions payable by the Limited Partner or the Special Limited Partner, (v) accelerate the date of payment of any portion of the Limited Partner Contribution, (vi) alter the distribution or allocation to the Partners of any profits and losses and distributions of the Partnership or (vii) alter the rights, powers and duties of a General Partner without such General Partner's consent.


              B. Notwithstanding any other provision of this Agreement, no action may be taken under this Agreement unless such action is taken in compliance with the provisions of the Uniform Act.


       14.12 Survival of Representations, Warranties and
Agreements. All representations, warranties and agreements shall survive until the dissolution and termination of the Partnership, except to the extent that a representation, warranty or agreement expressly provides otherwise.


       14.13 Further Assurances. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.


       14.14 Remedies Cumulative. No remedy conferred upon or reserved to the Partnership or any Partner by this Agreement is intended to be exclusive of any other remedy. Each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Partnership or any Partner hereunder or now or hereafter existing at law or in equity or by statute .


       14.15 Attorneys' Fees. Subject to the indemnification provisions of Section 5.8 hereof, in the event that any court or arbitration proceeding is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys' fees incident to any such proceeding. The term "prevailing party" as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.


       14.16 Meetings. Meetings of the Partnership may be called by the Operating General Partner, the Special Limited Partner or by the Limited Partner for any matters for which the Partners may vote as set forth in this Agreement or to obtain information concerning the Partnership. A list of names and addresses of all Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Partner or its representative at no cost. Upon receipt of a request from any Person entitled to call a meeting stating the purposes of the meeting, the Operating General Partner or the Special Limited Partner shall provide the Partners, within ten days after receipt of such request, notice of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after receipt of such request, at a time and place within or without the State convenient to the Partners. Included within the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partner and any proposed amendment to this Agreement. Said notice shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at a meeting. A Majority in Interest of Limited Partners entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting.


       14.17 Enforceability. It is agreed that the rights granted to the Special Limited Partner and the Limited Partner hereunder are of a special and unique kind and character and that, if there is a breach by the Operating General Partner of any material provision of this Agreement, the Special Limited Partner and the Limited Partner would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the Special Limited Partner and the Limited Partner hereunder shall be enforceable by a decree of specific performance. Such remedy shall be cumulative and not exclusive and shall be in addition to any and all other remedies the Special Limited Partner and the Limited Partner may have pursuant to this Agreement, at law, or in equity. The parties agree that the substance of the transaction contemplated hereby relates directly to real estate, and, therefore, a lis pendens or similar notice may be filed or recorded against the Apartment Complex in the event of any such action for specific performance.


       14.18 Indemnification. Each of the General Partners agrees to jointly and severally indemnify and hold the Partnership and the other Partners harmless from and against all losses, costs and expenses incurred as a result of actions or omissions relating to the Partnership and its duties hereunder to the extent such actions or omissions constitute gross negligence or willful misconduct, including, without limitation, all legal fees and other expenses of the Partnership and/or the other Partners in connection therewith. If one or more of the representations and warranties contained in this Agreement by the Operating General Partner shall prove to be untrue in any respect, or if the Operating General Partner shall default in its performance of any agreement or covenant contained in
Section 5.9 hereof, the Operating General Partner shall indemnify and hold harmless the Limited Partner and the Special Limited Partner (and their general partners, limited partners, directors, officers, shareholders, employees, agents, affiliates, successors and assigns) and the Partnership from and against any and all losses, claims, damages, liabilities and expenses incurred by such persons resulting from any such untruth or inaccuracy or from any such failure of performance, including, without limitation, all foreseeable and unforeseeable consequential damages. and reasonable attorneys' and accountants' fees and costs, court costs, and costs of appeal. Nothing herein shall impose any liability on any other person, corporation, officer, director, shareholder, agent or employee of the parties providing such indemnification.


       14.19 Liability of Investor's Partners.


              A. No Person who is at any time a partner
(whether limited or general) of the Limited Partner shall have any personal liability for the payment or performance of any obligation of the Limited Partner arising under or in connection with this Agreement, the Investment Agreement or any document or instrument delivered pursuant to the terms of the Investment Agreement (including, without limitation, the Capital Note).


              B. No Person who is at any time an officer, director or shareholder of the Operating General Partner or the Special Limited Partner shall have any personal liability for the payment or performance of any obligation of their respective corporate entities arising under or in connection with this Agreement, the Investment Agreement or any document or instrument delivered pursuant to the terms of the Investment Agreement.


       14.20 Brokers' Commission; Indemnity. Each of the parties hereto warrants and represents to the other that it has not been introduced to the other by any real estate or business broker, nor has it been in contact with any broker regarding the Apartment Complex; and each agrees to indemnify and hold the other harmless from all suits, claims, actions, losses or expenses (including reasonable attorneys' fees) arising from the claim of any Person to a brokerage or other fee or commission in connection with the transactions contemplated hereunder as a result of contact with or other action, alleged or actual, of the indemnifying party.


       IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


OPERATING GENERAL PARTNER:    NCQ NORTH OAK, INC.,
                              a California corporation



                              By /s/ Herbert J. Jaffe
                                Its President



LIMITED PARTNER:   NATIONAL CORPORATE TAX CREDIT FUND,
                   a California limited partnership


                   By National Partnership Investments Corp., a California corporation,
                   General Partner


                      By /s/ Shawn Horwitz
                        Its Executive Vice President



SPECIAL LIMITED PARTNER: NATIONAL CORPORATE TAX CREDIT, INC.,
                         a California corporation

                         By /s/ Shawn Horwitz
                           Its Executive Vice President



WITHDRAWING GENERAL PARTNER:  NCQ REALTY, INC.,
                              a Delaware corporation


                              By /s/ Herbert J. Jaffe
                               Its President


                 SCHEDULE A TO THE


     SECOND AMENDED AND RESTATED AGREEMENT


OF LIMITED PARTNERSHIP OF SIGNATURE MIDWEST, L.P.




Name and Address                     Capital Contribution


Operating General Partner:


NCQ North Oak, Inc.,                    $       100.00
50 California Street
Suite 3300
San Francisco, California 94111


Special Limited Partner:

National Corporate Tax Credit, Inc.     $        100.00
9090 Wilshire Boulevard, Suite 201
Beverly Hills, California 90211


Limited Partner:


National Corporate Tax Credit Fund       $   769,061.00
9090 Wilshire Boulevard, Suite 201
Beverly Hills, California 90211